Exhibit 99.1

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value and share data)

	As of
	September 30, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$-	$-
Restricted cash	722	580
Trade accounts receivable, net	5,393	5,738
Inventories	1,463	1,697
Prepaid and other current assets	999	1,195
Total current assets	8,577	9,210

Property and equipment, net	1,181	1,203
Operating lease right-of-use assets	127	106
Intangible asset, net (Note 7)	14,021	-
Other noncurrent assets	36	35
Total assets	$23,942	$10,554
Liabilities, convertible and redeemable preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$16,864	$17,020
Notes - carried at fair value (Note 4)	14,183	14,731
Convertible notes - Adjuvant (Note 4)	30,202	28,537

Short term debt	268	-
Accrued expenses	5,124	4,227
Accrued compensation	3,222	2,609
Operating lease liabilities - current	116	97
Derivative liabilities	162	1,926
Contingent liabilities – current (Note 7)	808	-
Other current liabilities	4,652	3,316
Other current liabilities - related party	685	-

Total current liabilities	76,286	72,463
Operating lease liabilities- noncurrent	10	8
Contingent liabilities – noncurrent (Note 7)	13,775	-
Total liabilities	90,071	72,471
Commitments and contingencies (Note 7)	-	-
Convertible and redeemable preferred stock, $0.0001 par value, senior to common stock
Series E-1 and F-1 convertible preferred stock, 2,300 and 95,000 shares authorized; 2,017 and 1,874 shares of E-1 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively; 23,540 and 22,280 shares of F-1 issued and outstanding at September 30, 2024 and December 31, 2023, respectively	4,759	4,593
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2024 and December 31, 2023	-	-
Common Stock, $0.0001 par value; 3,000,000,000 shares authorized; 100,328,686 and 20,007,799 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	10	2
Additional paid-in capital	825,430	823,036
Accumulated other comprehensive loss	(1,707)	(849)
Accumulated deficit	(894,621)	(888,699)
Total stockholders’ deficit	(70,888)	(66,510)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$23,942	$10,554

See accompanying notes to the condensed consolidated financial statements (unaudited).

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Product sales, net	$4,496	$5,112	$12,259	$13,379

Operating Expenses:
Cost of goods sold	869	1,889	2,322	5,558
Amortization of intangible asset	301	-	301	-
Research and development	332	614	1,196	1,556
Selling and marketing	2,382	2,985	6,970	9,036
General and administrative	3,052	3,176	8,143	11,696
Total operating expenses	6,936	8,664	18,932	27,846
Loss from operations	(2,440)	(3,552)	(6,673)	(14,467)
Other income (expense):
Interest income	3	2	13	28
Other expense, net	(562)	(596)	(1,736)	(2,041)
Loss on issuance of financial instruments	-	(5,175)	(3,300)	(5,286)
Gain (loss) on debt extinguishment, net	(143)	75,337	977	75,337
Change in fair value of financial instruments	769	-	4,896	1,539
Total other income, net	67	69,568	850	69,577
Income (loss) before income tax	(2,373)	66,016	(5,823)	55,110
Income tax benefit (expense)	8	(11)	-	(17)
Net income (loss)	(2,365)	66,005	(5,823)	55,093
Convertible preferred stock deemed dividends	(5)	-	(99)	-
Net income (loss) attributable to common stockholders	$(2,370)	$66,005	$(5,922)	$55,093
Net income (loss) per share attributable to common stockholders:
Basic (Note 2)	$(0.02)	$15.34	$(0.09)	$21.42
Diluted (Note 2)	$(0.02)	$0.10	$(0.09)	$0.09
Weighted-average shares used to compute net income (loss) per share attributable to common shareholders:
Basic	96,459,121	4,236,477	64,924,454	2,524,302
Diluted	96,459,121	729,979,486	64,924,454	694,561,898

See accompanying notes to condensed consolidated financial statements (unaudited).

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net income (loss)	$(2,365)	$66,005	$(5,823)	$55,093
Other comprehensive income (loss):
Change in fair value of financial instruments attributed to credit risk change (Note 4)	(1,069)	(455)	(1,001)	23,373
Reclassification adjustment related to debt extinguishment	143	(73,187)	143	(73,187)
Comprehensive income (loss)	$(3,291)	$(7,637)	$(6,681)	$5,279

See accompanying notes to condensed consolidated financial statements (unaudited).

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE AND REDEEMABLE

PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited)

(In thousands, except share data)

	Series E-1 Convertible and Redeemable Preferred Stock		Series F-1 Convertible and Redeemable Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit

Balance as of January 1, 2024	1,874	$1,874	22,280	$2,719	20,007,799	$2	$823,036	$(849)	$(888,699)	$(66,510)
Issuance of common stock upon exercise of warrants	-	-	-	-	246,153	-	15	-	-	15
Issuance of common stock upon noncash exercise of purchase rights	-	-	-	-	17,725,000	2	87	-	-	89
Issuance of common stock upon conversion of notes	-	-	-	-	10,731,443	1	34	-	-	35
Stock-based compensation	-	-	-	-	-	-	237	-	-	237
Change in fair value of financial instruments attributed to credit risk change (Note 4)	-	-	-	-	-	-	-	324	-	324
Series E-1 Shares dividends	47	47	-	-	-	-	-	-	(47)	(47)
Net loss	-	-	-	-	-	-	-	-	(4,809)	(4,809)
Balance as of March 31, 2024	1,921	$1,921	22,280	$2,719	48,710,395	$5	$823,409	$(525)	$(893,555)	$(70,666)
Issuance of common stock upon noncash exercise of purchase rights	-	-	-	-	24,350,000	2	66	-	-	68
Issuance of common stock upon conversion of notes	-	-	-	-	9,768,291	1	15	-	-	16
Stock-based compensation	-	-	-	-	-	-	219	-	-	219
Change in fair value of financial instruments attributed to credit risk change (Note 4)	-	-	-	-	-	-	-	(256)	-	(256)
Series E-1 Shares dividends	47	47	-	-	-	-	-	-	(47)	(47)
Net loss	-	-	-	-	-	-	-	-	1,351	1,351
Balance as of June 30, 2024	1,968	$1,968	22,280	$2,719	82,828,686	$8	$823,709	$(781)	$(892,251)	$(69,315)

Issuance of common stock upon noncash exercise of purchase rights	-	-	-	-	17,500,000	2	9	-	-	11
Stock-based compensation	-	-	-	-	-	-	203	-	-	203
Extinguishment of Baker Notes (Note 4)	-	-	-	-	-	-	-	143	-	143
Change in fair value of financial instruments attributed to credit risk change (Note 4)	-	-	-	-	-	-	-	(1,069)	-	(1,069)
Series E-1 Shares dividends	49	5	-	-	-	-	-	-	(5)	(5)
Issuance of Series F-1 Shares to Aditxt (Related Party)	-	-	1,260	67	-	-	1,193	-	-	1,193
Allocation of reinstatement proceeds (Related Party)	-	-	-	-	-	-	316	-	-	316
Net loss	-	-	-	-	-	-	-	-	(2,365)	(2,365)
Balance as of September 30, 2024	2,017	$1,973	23,540	$2,786	100,328,686	$10	$825,430	$(1,707)	$(894,621)	$(70,888)

	Series E-1 Convertible and Redeemable Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit

Balance as of January 1, 2023	-	$-	984,786	$-	$817,367	$49,527	$(938,694)	$(71,800)
Issuance of common stock upon cash exercise of warrants	-	-	24,200	-	67	-	-	67
Issuance of common stock upon noncash exercise of Purchase Rights (Note 4)	-	-	718,704	-	180	-	-	180
Issuance of SSNs (Note 4)	-	-	-	-	1,629	-	-	1,629
Change in fair value of financial instruments attributed to credit risk change (Note 4)	-	-	-	-	-	15,460	-	15,460
Stock-based compensation	-	-	-	-	417	-	-	417
Net loss	-	-	-	-	-	-	(2,354)	(2,354)
Balance as of March 31, 2023	-	$-	1,727,690	$-	$819,660	$64,987	$(941,048)	$(56,401)
Issuance of common stock upon cash exercise of warrants			122,729	-	101	-	-	101
Issuance of common stock upon noncash exercise of Purchase Rights (Note 4)			673,820	-	6	-	-	6
Noncash reclassification of liability-classified derivatives to equity			-	-	53	-	-	53
Issuance of SSNs (Note 4)			-	-	499	-	-	499
Stock-based compensation			-	-	268	-	-	268
Change in fair value of financial instruments attributed to credit risk change (Note 4)			-	-	-	8,368	-	8,368
Net loss			-	-	-	-	(8,558)	(8,558)
Balance as of June 30, 2023	-	$-	2,524,239	$-	$820,587	$73,355	$(949,606)	$(55,664)

Issuance of common stock upon cash exercise of warrants	-	-	1	-	14	-	-	14
Issuance of common stock upon noncash exercise of Purchase Rights (Note 4)	-	-	2,767,332	-	-	-	-	-

Issuance of common stock upon conversion of note	-	-	388,638	-	-	-	-	-
Issuance of series E-1 convertible and redeemable preferred stock upon exchange of notes (Note 8)	1,800	1,800	-	-	(1,797)	(3)	-	(1,800)

Issuance of SSNs (Note 4)	-	-	-	-	3,563	-	-	3,563
Issuance of additional purchase rights due to price reset (Note 4)	-	-	-	-	4,904	-	-	4,904
Down round feature adjustment to financial instruments (Note 6)	-	-	-	-	1,023	-	(1,023)	-
Stock-based compensation	-	-	-	-	258	-	-	258
Extinguishment of Baker Notes (Note 4)	-	-	-	-	-	(73,187)	-	(73,187)
Change in fair value of financial instruments attributed to credit risk change (Note 4)	-	-	-	-	-	(452)	-	(452)
Net income	-	-	-	-	-	-	66,005	66,005

Balance as of September 30, 2023	1,800	$1,800	5,680,210	$-	$828,552	$(287)	$(884,624)	$(56,359)

See accompanying notes to condensed consolidated financial statements (unaudited).

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2024	2023

Cash flows from operating activities:
Net income (loss)	$(5,823)	$55,093
Adjustments to reconcile net income (loss) to net cash, cash equivalents and restricted cash used in operating activities:
Loss on issuance of financial instruments	3,300	5,286
Gain on debt extinguishment	(977)	(75,337)
Change in fair value of financial instruments	(4,896)	(1,539)
Inventory write-down for excess & obsolescence	-	1,505
Loss on contingent liability	840	-
Stock-based compensation	659	943
Depreciation	25	455
Amortization of intangible asset	301	-
Noncash interest expense	1,673	1,702
Noncash right-of-use asset amortization	69	1,259
Net gain on lease termination	-	(466)
Net loss on disposal of property and equipment	11	1,858
Changes in operating assets and liabilities:
Trade accounts receivable	345	(5,196)
Inventories	234	1,348
Prepaid and other assets	195	3,231
Accounts payable	(211)	1,215
Accrued expenses and other liabilities	2,234	1,632
Accrued compensation	613	(355)
Operating lease liabilities	(69)	(1,432)
Net cash and restricted cash used in operating activities	(1,477)	(8,798)
Cash flows from investing activities:
Payments related to asset acquisition	(509)	-
Purchases of property and equipment	(14)	(4)
Net cash and restricted cash used in investing activities	(523)	(4)
Cash flows from financing activities:
Proceeds from issuance of common stock - exercise of warrants	-	174
Borrowings under term notes	397	5,262
Proceeds from issuance of preferred stock - Related Party	1,260	-
Proceeds from reinstatement of Merger Agreement - Related Party	1,000	-
Payments under term notes	(515)	(1,000)
Net cash and restricted cash provided by financing activities	2,142	4,436
Net change in cash, cash equivalents and restricted cash	142	(4,366)
Cash, cash equivalents and restricted cash, beginning of period	580	4,776
Cash, cash equivalents and restricted cash, end of period	$722	$410
Supplemental disclosure of noncash investing and financing activities:
Exchange of convertible notes to Series E-1 convertible preferred stock	-	1,800
Borrowings under term notes included in prepaid and other current assets	-	375
Net change in contingent consideration liabilities	13,743	-
Allocation of reinstatement proceeds - Related Party	316	-
Issuance of common stock upon exercise of purchase rights	168	186
Series E-1 shares deemed dividends	99	-
Right-of-use assets obtained for lease liabilities (fleet lease renewals)	90	-
Acquisition related amounts included in accounts payable and accrued expenses	70	-
Issuance of common stock upon conversion of notes	51	-
Issuance of common stock upon exercise of warrants	15	-
Purchases of property and equipment included in accounts payable and accrued expenses	78	-

See accompanying notes to condensed consolidated financial statements (unaudited).

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

Description of Business

Evofem is a San Diego-based biopharmaceutical company focused on commercializing innovative products to address unmet needs in women’s sexual and reproductive health.

The Company’s first commercial product, Phexxi® (lactic acid, citric acid, and potassium bitartrate) vaginal gel (Phexxi), was approved by the U.S. Food and Drug Administration (FDA) on May 22, 2020. It is the first and only FDA-approved, hormone-free, woman-controlled, on-demand prescription contraceptive gel. The Company commercially launched Phexxi in September 2020 and has grown net sales in each successive year. Phexxi net product sales were $16.8 million in 2022 and increased to $18.2 million in 2023.

On December 11, 2023, the Company entered into an Agreement and Plan of Merger, as amended, (the Merger Agreement) with Aditxt, Inc., a Delaware corporation (Aditxt) and Adifem, Inc. (f/k/a Adicure, Inc.), a Delaware corporation and a wholly-owned Subsidiary of Aditxt (Merger Sub), respectively, (collectively, the Parties), pursuant to which, and on the terms and subject to the conditions thereof, the Merger Sub is expected to merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Aditxt (the Merger). The Parties entered into an amended and restated Merger Agreement (the A&R Merger Agreement) in July 2024 and subsequently amended the A&R Merger Agreement in August, September, and October 2024. The parties are working towards a closing in 2025.

On July 14, 2024, the Company acquired global rights to SOLOSEC® (secnidazole) 2g oral granules. This FDA-approved single-dose oral antimicrobial agent provides a complete course of therapy for the treatment of two common sexual health infections – bacterial vaginosis (BV) and trichomoniasis. This acquisition aligns with and advances the Company’s mission to commercialize innovative and differentiated products for women’s sexual and reproductive health. The Transferred Assets, as defined in the SOLOSEC Asset Purchase Agreement, included all registered intellectual property related to SOLOSEC (SOLOSEC IP) as well as assorted SOLOSEC related documentation and contracts. The Company accounted for this acquisition as an asset acquisition, pursuant to which the Company recorded contingent liabilities for the fair value of future sales-based payments and an intangible asset for the fair value of the SOLOSEC IP plus certain transaction costs; see Note 6 – Fair Value of Financial Instruments and Note 7 – Commitments and Contingencies for more detailed information about the asset acquisition accounting and fair value methodology.

Basis of Presentation and Principles of Consolidation

The Company prepared the unaudited interim condensed consolidated financial statements included in this Quarterly Report in accordance with accounting principles generally accepted (GAAP) in the United States for interim financial information and the rules and regulations of the Securities and Exchange Commission (SEC) related to quarterly reports on Form 10-Q.

The Company’s financial statements are presented on a consolidated basis, which include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. The unaudited interim condensed consolidated financial statements do not include all information and disclosures required by GAAP for annual audited financial statements and should be read in conjunction with the Company’s condensed consolidated financial statements and notes thereto for the year ended December 31, 2023 included in its Annual Report on Form 10-K as filed with the SEC on March 27, 2024 (the 2023 Audited Financial Statements).

The unaudited interim condensed consolidated financial statements included in this report have been prepared on the same basis as the Company’s audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position, results of operations, cash flows, and statements of convertible and redeemable preferred stock and stockholders’ deficit for the periods presented. The results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results expected for the full year. The condensed consolidated balance sheet as of December 31, 2023 was derived from the 2023 Audited Financial Statements.

Risks, Uncertainties and Going Concern

Any disruptions in the commercialization of Phexxi or SOLOSEC and/or their supply chains could have a material adverse effect on the Company’s business, results of operations and financial condition.

The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities, in the normal course of business, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company’s principal operations are related to the commercialization of Phexxi and SOLOSEC, following its acquisition in July 2024. Additional activities have included raising capital, identifying alternative manufacturing to lower Phexxi cost of goods sold (COGS), seeking ex-U.S. licensing partners to add non-dilutive capital to the balance sheet, seeking product in-licensing/acquisition opportunities to expand and diversify the U.S. revenue stream, and establishing and maintaining a corporate infrastructure to support a commercial product. The Company has incurred operating losses and negative cash flows from operating activities since inception. As of September 30, 2024, the Company had a working capital deficit of $67.7 million and an accumulated deficit of $894.6 million.

Since October 3, 2022, the Company’s common stock has traded on the OTC Venture Market (the OTCQB) of the OTC Markets Group, Inc. (the OTC), a centralized electronic quotation service for over-the-counter securities, under the symbol “EVFM.” The OTCQB imposes, among other requirements, a minimum $0.01 per share bid price requirement (the Bid Price Requirement) for continued inclusion on the OTCQB. The closing bid price for the Company’s common stock must remain at or above $0.01 per share to comply with the Bid Price Requirement for continued listing. The Company received a written notice (the OTC Notice), dated August 28, 2024, from the OTC notifying the Company that, because the closing bid price for the Company’s common stock was below $0.01 per share for 30 consecutive trading days, the Company was not in compliance with the minimum closing bid price requirement for continued listing on OTCQB as set forth in the OTCQB listing standards, section 2.3 (the Minimum Bid Price Requirement). The OTC Notice had no immediate effect on the listing of the Company’s common stock on OTCQB. In accordance with OTCQB Listing Standards, Section 4.1 the Company had a compliance period of 90 days, or until November 26, 2024, to regain compliance with the Minimum Bid Price Requirement. On November 8, 2024, the OTC notified the Company that the Company’s closing bid price was equal to or greater than $0.01 for the preceding ten consecutive days and therefore the Company had regained compliance with the OTCQB listing standards and the matter is rectified as of November 7, 2024. As of November 8, 2024, the closing bid price was $0.0116.

Management’s plans to meet its cash flow needs in the next 12 months include generating recurring product revenue from Phexxi and SOLOSEC, restructuring its current payables, and obtaining additional funding through means such as the issuance of preferred stock to Aditxt as was done under the A&R Merger Agreement, as amended, non-dilutive financings, or through collaborations or partnerships with other companies, including license agreements for Phexxi and/or SOLOSEC in the U.S. or foreign markets, or other potential business combinations.

The Company anticipates it will continue to incur net losses for the foreseeable future. According to management estimates, liquidity resources as of September 30, 2024 were not sufficient to maintain the Company’s cash flow needs for the twelve months from the date of issuance of these condensed consolidated financial statements.

If the Company is not able to obtain the required funding through a significant increase in revenue, equity or debt financings, license agreements for Phexxi and/or SOLOSEC, or other means, or is unable to obtain funding on terms favorable to the Company, or if there is another event of default affecting the notes payable, or if the Company is enjoined from using the Phexxi mark, there will be a material adverse effect on commercialization operations and the Company’s ability to execute its strategic development plan for future growth. If the Company cannot successfully raise additional funding and implement its strategic development plan, the Company may be forced to make further reductions in spending, including spending in connection with its commercialization activities, extend payment terms with suppliers, liquidate assets where possible at a potentially lower amount than as recorded in the condensed consolidated financial statements, suspend or curtail planned operations, or cease operations entirely. Any of these could materially and adversely affect the Company’s liquidity, financial condition and business prospects, and the Company would not be able to continue as a going concern. The Company has concluded that these circumstances and the uncertainties associated with the Company’s ability to obtain additional equity or debt financing on terms that are favorable to the Company, or at all, and otherwise succeed in its future operations raise substantial doubt about the Company’s ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and the notes thereto.

Significant estimates affecting amounts reported or disclosed in the condensed consolidated financial statements include, but are not limited to: the assumptions used in measuring the revenue gross-to-net variable consideration items; the trade accounts receivable credit loss reserve estimate; the assumptions used in estimating the fair value of convertible notes, preferred stock, warrants, purchase rights issued, asset acquisition intangible asset, and contingent liabilities; the assumptions used in the valuation of inventory; the useful lives of property and equipment; the recoverability of long-lived assets; and the valuation of deferred tax assets. These assumptions are more fully described in Note 3 – Revenue, Note 4 – Debt, Note 6 - Fair Value of Financial Instruments, Note 7 - Commitments and Contingencies, and Note 9 - Stock-based Compensation. The Company bases its estimates on historical experience and market-specific or other relevant assumptions that it believes to be reasonable under the circumstances and adjusts when facts and circumstances dictate. The estimates are the basis for making judgments about the carrying values of assets, liabilities and recorded expenses that are not readily apparent from other sources. As future events and their effects cannot be determined with precision, actual results may materially differ from those estimates or assumptions.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, the Chief Executive Officer of the Company, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. Deposits in the Company’s checking, time deposit and investment accounts are maintained in federally insured financial institutions and are subject to federally insured limits or limits set by Securities Investor Protection Corporation. The Company invests in funds through a major U.S. bank and is exposed to credit risk in the event of default to the extent of amounts recorded on the condensed consolidated balance sheets.

The Company has not experienced any losses in such accounts and believes it is not exposed to significant concentrations of credit risk on its cash, cash equivalents and restricted cash balances on amounts in excess of federally insured limits due to the financial position of the depository institutions in which these deposits are held.

The Company is also subject to credit risk related to its trade accounts receivable from product sales. Its customers are located in the U.S. and consist of wholesale distributors, retail pharmacies, and mail-order specialty pharmacies. The Company extends credit to its customers in the normal course of business after evaluating their overall financial condition and evaluates the collectability of its accounts receivable by periodically reviewing the age of the receivables, the financial condition of its customers, and its past collection experience. Historically, the Company has not experienced any credit losses. As of September 30, 2024, based on the evaluation of these factors the Company did not record a reserve for expected credit loss.

Products are distributed primarily through three major distributors and mail-order pharmacies, who receive service fees calculated as a percentage of the gross sales, and a fee-per-unit shipped, respectively. These entities are not obligated to purchase any set number of units and distribute products on demand as orders are received.

For the three and nine months ended September 30, 2024, the Company’s three largest customers combined made up approximately 80% and 79% of its gross product sales, respectively. For the three and nine months ended September 30, 2023, the Company’s three largest customers combined made up approximately 86% and 85% of its gross product sales, respectively. As of September 30, 2024 and December 31, 2023, the Company’s three largest customers combined made up 90% and 87%, respectively, of its trade accounts receivable balance.

Significant Accounting Policies

There have been no changes to the significant accounting policies that were described in Note 2 – Summary of Significant Accounting Policies of the 2023 Audited Financial Statements in the Company’s Annual Report, other than the addition of policies on intangibles and contingent liabilities due to the SOLOSEC asset acquisition; see below.

Intangible Assets

Finite lived intangible assets, including the SOLOSEC IP acquired as part of the SOLOSEC asset acquisition as described further in Note 6 – Fair Value of Financial Instruments and Note 7 – Commitments and Contingencies, are amortized on a straight-line basis over their estimated useful lives. Intangible assets are typically only recognized when an asset is acquired as part of a business combination or asset acquisition and the initial value is based on the fair value of the asset as determined by a third-party valuation. In the case of intangible assets acquired through an asset acquisition, the initial value includes the fair value of the intangible plus any direct acquisition related expenses. For intangible assets acquired in an asset acquisition with contingent liabilities as part of the consideration, the Company will adjust the carrying value of the intangible assets as part of the quarterly adjustment to bring the contingent consideration to fair value. Additionally, the Company reviews the carrying amount of its amortizing intangible assets for possible impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When testing for impairment, the Company compares the undiscounted cash flows of the asset or asset group to its carrying value. If the estimated undiscounted cash flows exceed the carrying value, no impairment is recorded. If the undiscounted cash flows do not exceed the carrying value, an impairment is recorded to bring the carrying value of the asset down to its fair value.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of readily available cash in checking accounts and money market funds. Restricted cash consists of cash held in monthly time deposit accounts and letters of credit as described in Note 7- Commitments and Contingencies. During the nine months ended September 30, 2023, the letters of credit of $0.3 million for the Company’s fleet leases were released. Upon receipt of a notice of default from its landlord on March 20, 2023, for failing to pay March 2023 rent timely resulting in a breach under the office lease agreement, the Company’s letter of credit in the amount of $0.8 million in restricted cash was recovered by the landlord.

Additionally, the remaining funds of the $25.0 million received from the issuance of Adjuvant Notes (as defined below) in the fourth quarter of 2020 are classified as restricted cash since the Company is contractually obligated to use these funds for specific purposes.

For the nine months ended September 30, 2024 and 2023, the Company’s cash, cash equivalents, and restricted cash reported within the condensed consolidated statements of cash flows include restricted cash only.

Net Income (Loss) Per Share

Basic net income (loss) per share attributable to common stockholders is calculated by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. The net income (loss) available to common stockholders is adjusted for amounts in accumulated deficit related to the deemed dividends triggered for certain financial instruments. Such adjustment was immaterial and $0.1 million in the three and nine months ended September 30, 2024, respectively and zero in each of the three and nine months ended September 30, 2023. Diluted net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, potentially dilutive securities are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive; therefore, basic and diluted net loss per share were the same for the three and nine months ended September 30, 2024. Potentially dilutive securities excluded from the calculation of diluted net loss per share are summarized in the table below. Common shares were calculated for the convertible preferred stock and the convertible debt using the if-converted method.

Three and Nine months ended September 30,
2024
Options to purchase common stock	3,747
Warrants to purchase common stock	20,807,539
Purchase rights to purchase common stock	1,529,448,899
Convertible debt	2,577,050,313
Series E-1 and F-1 preferred stock	1,659,594,703
Total (1)	5,786,905,201

(1)	The potentially dilutive securities in the table above include all potentially dilutive securities that are not included in the diluted EPS as per U.S. GAAP, whereas the total common stock reserved for future issuance in Note 8 – Convertible and Redeemable Preferred Stock and Stockholders’ Deficit includes the shares that must legally be reserved based on the applicable instruments’ agreements.

The following table sets forth the computation of net income attributable to common stockholders, weighted average common shares outstanding for diluted net income per share, and diluted net income per share attributable to common stockholders for the three and nine months ended September 30, 2023 (in thousands, except share and per share amounts).

	Three months ended September 30,	Nine months ended September 30,
	2023	2023
Numerator:
Net income attributable to common stockholders	$66,005	$55,093
Adjustments:
Change in fair value of purchase rights	4,904	5,008
Noncash interest expense on convertible debt, net of tax	361	1,064
Net loss attributable to common stockholders	$71,270	$61,165
Denominator:
Weighted average shares used to compute net loss attributable to common stockholder, basic	4,236,477	2,524,302
Add:
Pro forma adjustments to reflect assumed conversion of convertible debt	402,509,558	376,225,027
Pro forma adjustments to reflect assumed exercise of outstanding warrants and purchase rights	311,456,630	311,456,630
Pro forma adjustments to reflect the assumed conversion of Series E-1 Convertible Preferred Shares	12,925,778	4,355,940

Weighted average shares used to compute net loss attributable to common stockholder, diluted	731,128,443	694,561,899
Net loss per share attributable to common stockholders, diluted	$0.10	$0.09

Recently Adopted Accounting Pronouncements

No significant new standards were adopted during the nine months ended September 30, 2024.

Recently Issued Accounting Pronouncements — Not Yet Adopted

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standards setting bodies that are adopted as of the specified effective date.

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, designed to clarify or improve disclosure and presentation requirements on a variety of topics and align the requirements in the FASB Accounting Standards Codification (ASC) with the SEC regulations. This guidance is effective for the Company no later than June 30, 2027. The Company will adopt ASU No. 2023-06 by complying with the various disclosure requirements but does not expect the requirements to have a material impact on the consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures, designed to improve financial reporting by requiring disclosure of incremental segment information to enable investors to develop more decision-useful financial analyses. ASU No. 2023-07 will be effective for the Company beginning with the annual filing for the period ended December 31, 2024 and will require retroactive application to comparison periods presented. For Companies that have only one reportable segment (such as the Company), all the requirements of ASU No. 2023-07 will be required to be disclosed regarding the one reportable segment. The Company is still evaluating the impact of ASU No. 2023-07 on the consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures addressing income tax disclosures, requiring entities to annually disclose specific categories in the rate reconciliation and provide additional information for certain reconciling items and categories. ASU No. 2023-09 will be effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company will adopt ASU No. 2023-09 by adding the required disclosures for the December 31, 2024 Annual Report.

The Company does not believe the impact of any other recently issued standards and any issued but not yet effective standards will have a material impact on its condensed consolidated financial statements upon adoption.

3. Revenue

The Company recognizes revenue from the sale of Phexxi and SOLOSEC in accordance with ASC 606, Revenue from Contracts with Customers (ASC 606). The provisions of ASC 606 require the following steps to determine revenue recognition: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

In accordance with ASC 606, the Company recognizes revenue when its performance obligation is satisfied by transferring control of the product to a customer. In accordance with the Company’s contracts with customers, control of the product is transferred upon the conveyance of title, which occurs when the product is sold to and received by a customer. The Company’s customers are located in the U.S. and consist of wholesale distributors, retail pharmacies, and mail-order specialty pharmacies. Payment terms typically range from 31 to 66 days, include prompt pay discounts, and vary by customer. Trade accounts receivable due to the Company from contracts with its customers are stated separately in the condensed consolidated balance sheets, net of various allowances as described in the Trade Accounts Receivable policy in Note 2 – Summary of Significant Accounting Policies to the 2023 Audited Financial Statements.

The amount of revenue recognized by the Company is equal to the amount of consideration that is expected to be received from the sale of products to its customers. Revenue is only recognized when the performance obligation is satisfied. To determine whether a significant reversal will occur in future periods, the Company assesses both the likelihood and magnitude of any such potential reversal of revenue.

Products are sold to customers at the wholesale acquisition cost (WAC) or, in some cases, at a discount to WAC. However, the Company records product revenue net of reserves for applicable variable consideration. These types of variable consideration reduce revenue and include the following:

●	Distribution services fees
●	Prompt pay and other discounts
●	Product returns
●	Chargebacks
●	Rebates
●	Patient support programs, including our co-pay programs

An estimate for variable consideration is made with each sale and is recorded in conjunction with the revenue being recognized. To calculate the variable consideration, the Company uses the expected value method and the estimated amounts are recorded as a reduction to accounts receivable or as a current liability based on the nature of the allowance and the terms of the related arrangements. An estimated amount of variable consideration may differ from the actual amount. At each balance sheet date, these provisions are analyzed and adjustments are made if necessary. Any adjustments made to these provisions would also affect net product revenue and earnings.

In accordance with ASC 606, the Company must make significant judgments to determine the estimate for certain variable consideration. For example, the Company must estimate the percentage of end-users that will obtain the product through public insurance, such as Medicaid, versus private commercial insurance. To determine these estimates, the Company relies on historical sales data showing the amount of various end-user consumer types, inventory reports from the wholesale distributors and mail-order specialty pharmacies, and other relevant data reports.

The specific considerations that the Company uses in estimating these amounts related to variable consideration are as follows:

Distribution services fees – The Company pays distribution service fees to its wholesale distributors and mail-order specialty pharmacies. These fees are a contractually fixed percentage of WAC and are calculated at the time of sale based on the purchase amount. The Company considers these fees to be separate from the customer’s purchase of the product and, therefore, they are recorded in other current liabilities on the condensed consolidated balance sheets.

Prompt pay and other discounts – The Company incentivizes its customers to pay their invoices on time through prompt pay discounts. These discounts are an industry standard practice, and the Company offers a prompt pay discount to each wholesale distributor and retail pharmacy customer. The specific prompt pay terms vary by customer and are contractually fixed. Prompt pay discounts are typically taken by the Company’s customers, so an estimate of the discount is recorded at the time of sale based on the purchase amount. Prompt pay discount estimates are recorded as contra trade accounts receivable on the condensed consolidated balance sheets.

The Company may also give other discounts to its customers to incentivize purchases and promote customer loyalty. The terms of such discounts may vary by customer. These discounts reduce gross product revenue at the time the revenue is recognized.

Chargebacks – Certain government entities and covered entities (e.g., Veterans Administration, 340B covered entities, group purchasing organizations) are able to purchase products at a price discounted below WAC. The difference between the government or covered entity purchase price and the wholesale distributor purchase price of WAC will be charged back to the Company. The Company estimates the amount of each chargeback channel based on the expected number of claims in each channel and related chargeback that is associated with the revenue being recognized for product that remains in the distribution channel at the end of each reporting period. Estimated chargebacks are recorded as contra trade accounts receivable on the condensed consolidated balance sheets.

Rebates – The Company is subject to mandatory discount obligations under the Medicaid and Tricare programs. The rebate amounts for these programs are determined by statutory requirements or contractual arrangements. Rebates are owed after the product has been dispensed to an end user and the Company has been invoiced. Rebates for Medicaid and Tricare are typically invoiced in arrears. The Company estimates the amount of rebates based on the expected number of claims and related cost that is associated with the revenue being recognized for product that remains in the distribution channel at the end of each reporting period. Rebate estimates are recorded as other current liabilities on the condensed consolidated balance sheets.

Patient support programs – The Company voluntarily offers a co-pay program to provide financial assistance to patients meeting certain eligibility requirements. The Company estimates the amount of financial assistance for these programs based on the expected number of claims and related cost associated with the revenue being recognized for product that remains in the distribution channel at the end of each reporting period. Patient support programs estimates are recorded as other current liabilities on the condensed consolidated balance sheets.

Product returns – Customers have the right to return product that is within six months or less of the labeled expiration date or that is past the expiration date by no more than twelve months. Phexxi was commercially launched in September 2020 with a 30-month shelf life. The shelf life increased to 48 months in June 2022. SOLOSEC has a shelf life of 60 months. The Company uses historical sales and return data to estimate future product returns. Product return estimates are recorded as other current liabilities on the condensed consolidated balance sheets.

The variable considerations discussed above were recorded in the condensed consolidated balance sheets and consisted of $0.2 million and $0.3 million in contra trade accounts receivable as of September 30, 2024 and December 31, 2023, respectively, and $4.5 million and $3.2 million in other current liabilities as of September 30, 2024 and December 31, 2023, respectively.

4. Debt

Baker Notes (temporarily owned by Aditxt from December 11, 2023 through February 26, 2024 and owned by Future Pak, LLC since July 23, 2024)

On April 23, 2020, the Company entered into a Securities Purchase and Security Agreement (the Baker Bros. Purchase Agreement) with certain affiliates of Baker Bros. Advisors LP, as purchasers (the Baker Purchasers), and Baker Bros. Advisors LP, as designated agent, pursuant to which the Company agreed to issue and sell to the Baker Purchasers (i) convertible senior secured promissory notes (the Baker Notes) in an aggregate principal amount of up to $25.0 million and (ii) warrants to purchase shares of common stock (the Baker Warrants) in a private placement, which closed in two closings (April 24, 2020, the Baker Initial Closing, and June 9, 2020, the Baker Second Closing) As a result of the two closings, the Company issued and sold Baker Notes with an aggregate principal amount of $25.0 million and Baker Warrants exercisable for 2,731 shares of common stock. Upon the completion of the underwritten public offering in June 2020, the exercise price of the Baker Warrants was $4,575 per share. The Baker Warrants have a five-year term with a cashless exercise provision and are immediately exercisable at any time from their respective issuance date.

The Baker Notes have a five-year term, with no pre-payment ability during the first three years. Interest on the unpaid principal balance of the Baker Notes (the Baker Outstanding Balance) accrues at 10.0% per annum, with interest accrued during the first year from the two respective closing dates recognized as payment-in-kind. The effective interest rate for the period was 10.0%. Accrued interest beyond the first year of the respective closing dates is to be paid in arrears on a quarterly basis in cash or recognized as payment-in-kind, at the direction of the Baker Purchasers. As discussed below, with the amendment to the Baker Bros. Purchase Agreement, interest payments were paid in-kind. Interest pertaining to the Baker Notes for the three and nine months ended September 30, 2024 was approximately $2.7 million and $7.8 million, respectively, which was added to the outstanding principal balance. Interest pertaining to the Baker Notes for the three and nine months ended September 30, 2023 was approximately $2.4 million and $6.2 million, respectively, which was added to the outstanding principal balance. The Company accounts for the Baker Notes under the fair value method as described below and, therefore, the interest associated with the Baker Notes is included in the fair value determination.

The Baker Notes were callable by the Company on 10 days’ written notice beginning on the third anniversary of the initial closing date of April 24, 2020 at a call price equal to 100% of the Baker Outstanding Balance plus accrued and unpaid interest if the Company’s common stock as measured using a 30-day volume weighted average price (VWAP) was greater than the benchmark price of $9,356.25 as stated in the Baker Bros. Purchase Agreement, or 110% of the Baker Outstanding Balance plus accrued and unpaid interest if the VWAP was less than such benchmark price. The Baker Purchasers also had the option to require the Company to repurchase all or any portion of the Baker Notes in cash upon the occurrence of certain events. In a repurchase event, as defined in the Baker Bros. Purchase Agreement, the repurchase price will equal 110% of the Baker Outstanding Balance plus accrued and unpaid interest. In the event of default or the Company’s change of control, the repurchase price would equal to the sum of (x) three times of the Baker Outstanding Balance plus (y) the aggregate value of future interest that would have accrued. The Baker Notes were convertible at any time at the option of the Baker Purchasers at the conversion price of $4,575 per share prior to the First and Second Baker Amendments (as defined below).

On November 20, 2021, the Company entered into the first amendment to the Baker Bros. Purchase Agreement (the First Baker Amendment), in which each Baker Purchaser had the right to convert all or any portion of the Baker Notes into common stock at a conversion price equal to the lesser of (a) $4,575 and (b) 115% of the lowest price per share of common stock (or, as applicable with respect to any equity securities convertible into common stock, 115% of the applicable conversion price) sold in one or more equity financings until the Company has met a qualified financing threshold defined as one or more equity financings resulting in aggregate gross proceeds to the Company of at least $50 million (the Financing Threshold).

The First Baker Amendment extended, effective upon the Company’s achievement of the Financing Threshold, the affirmative covenant to achieve $100.0 million in cumulative net sales of Phexxi by June 30, 2022 to June 30, 2023. Additionally per the First Baker Amendment, if the Company were to issue warrants to purchase capital stock of the Company (or other similar consideration) in any equity financing that closed on or prior to the date on which the Company met the Financing Threshold, the Company was required to issue to the Baker Purchasers an equivalent coverage of warrants (or other similar consideration) on the same terms as if the Baker Purchasers had participated in the financing in an amount equal to the then outstanding principal of Baker Notes held by the Baker Purchasers. In satisfaction of this requirement and in connection with the closing of the May 2022 Public Offering, the Company issued warrants to purchase 582,886 shares of the Company’s common stock at an exercise price of $93.75 per share to the Baker Purchasers (the June 2022 Baker Warrants). As required by the terms of the First Baker Amendment, the June 2022 Baker Warrants have substantially the same terms as the warrants issued in the May 2022 Public Offering. Refer to Note 8 – Convertible and Redeemable Preferred Stock and Stockholders’ Deficit for further information. The exercise price of the initial Baker Warrants and the June 2022 Baker Warrants was reset multiple times as a result of various Notes issuances in accordance with the agreement. The exercise price was $0.0154 per share as of September 30, 2024.

On March 21, 2022, the Company entered into the second amendment to the Baker Bros. Purchase Agreement (the Second Baker Amendment), which granted each Baker Purchaser the right to convert all or any portion of the Baker Notes into common stock at a conversion price equal to the lesser of (a) $725.81 or (b) 100% of the lowest price per share of common stock (or as applicable with respect to any equity securities convertible into common stock, 100% of the applicable conversion price) sold in any equity financing until the Company (i) met the qualified financing threshold by June 30, 2022, defined as a single underwritten financing resulting in aggregate gross proceeds to the Company of at least $20 million (Qualified Financing Threshold) and (ii) disclosed top-line results from the EVOGUARD clinical trial (the Clinical Trial Milestone) on or before October 31, 2022. The Second Baker Amendment also provided that the exercise price of the Baker Warrants will equal the conversion price of the Baker Notes. The Company met the Qualified Financing Threshold upon the closing of the May 2022 Public Offering, and as of September 30, 2022, the conversion price and exercise price of the Baker Warrants was reset to $93.75. The Company achieved the Clinical Trial Milestone in October 2022. Also, with the achievement of the Qualified Financing Threshold and the Clinical Trial Milestone, the affirmative covenant to achieve $100.0 million in cumulative net sales of Phexxi was extended to June 30, 2023, which was subsequently waived via the Baker Fourth Amendment as discussed below.

On September 15, 2022, the Company entered into the third amendment to the Baker Bros. Purchase Agreement (the Third Baker Amendment), pursuant to which the conversion price was amended to $26.25, subject to adjustment for certain dilutive Company equity issuance adjustments for a two-year period; an interest make-whole payment due in certain circumstances was removed; and certain change of control and liquidation payment amounts were reduced from three times the outstanding amounts of the Baker Notes to two times the outstanding amounts. In addition, the Third Baker Amendment provided that the Company may make future interest payments to the Baker Purchasers in kind or in cash, at the Company’s option. On the same day, the Company also entered into a Secured Creditor Forbearance Agreement with the Baker Purchasers (Forbearance Agreement), according to which the Baker Purchasers agreed to forebear the defaults that existed at that time.

On December 19, 2022, the Company entered into the First Amendment to the Forbearance Agreement (the Amendment) effective as of December 15, 2022 to amend certain provisions of the Forbearance Agreement dated September 15, 2022. The Amendment revised the Forbearance Agreement to (i) amend the Fifth Recital Clause to clarify that the Purchasers consent to any additional indebtedness pari passu, but not senior to that of the Purchasers, in an amount not to exceed $5.0 million, and (ii) strike and entirely replace Section 4 to clarify the terms of the Purchasers’ consent to Interim Financing (as defined therein). No other revisions were made to the Forbearance Agreement.

On March 7, 2023, Baker Bros. Advisors, LP (the Designated Agent) provided a Notice of Event of Default and Reservation of Rights (the Notice of Default) relating to the Baker Bros. Purchase Agreement. The Notice of Default claimed that the Company failed to maintain the “Required Reserve Amount” as required by the Third Baker Amendment. The Designated Agent, at the direction of the Baker Purchasers, accelerated repayment of the outstanding balance payable. As a result, approximately $92.7 million, representing two times the sum of the outstanding balance and all accrued and unpaid interest thereon and all other amounts due under the Baker Bros. Purchase Agreement and other documents, was due and payable within three business days of receipt of the Notice of Default. In addition, the Company did not meet the $100.0 million cumulative net sales threshold by June 30, 2023 and as such was in default as of that date. As discussed below, all existing defaults were cured upon the signing of the Fourth Baker Amendment.

On September 8, 2023, the Company entered into the Fourth Amendment to the Baker Bros. Purchase Agreement (the Fourth Baker Amendment) with the Baker Purchasers. The Fourth Amendment amends certain provisions within the Baker Bros. Purchase Agreement including:

(i)	the rescission of the Notice of Default delivered to the Company on March 7, 2023 and waiver of the Events of Default named therein;

(ii)	the waiver of any and all other Events of Default existing as of the Fourth Amendment date;

(iii)	the removal of the conversion feature into shares of Company common stock, including the removal of any requirement to reserve shares of common stock for conversion of the Baker Notes as well as any registration rights related thereto;

(iv)	the clarification that for the sole purpose of enabling ex-U.S. license agreements for such assets, any Patents, Trademarks or Copyrights acquired after the Effective Date shall be excluded from the definition of Collateral; and,

(v)	the removal of the requirement for the Company to achieve $100 million in cumulative net Phexxi sales in the specified timeframe.

The outstanding balance of the Baker Notes will continue to accrue interest at 10% per annum and, in the event of a default in the agreement or a failure to pay the Repurchase Price (as defined below) on or before September 8, 2028 (the Maturity Date), the Baker Purchasers may collect on the full principal amount then outstanding.

The Company paid the required $1.0 million upfront payment in September 2023 and is required to make quarterly cash payments based upon a percentage of the Company’s global net product revenue. The cash payments will be determined based upon the quarterly global net revenue of Phexxi according to the table below.

Quarterly global net revenue	Quarterly cash payment
≤ $5.0 million	3% of such global net revenues
>$5.0 million and ≤ $7.0 million	3% on net revenue ≤ $5.0 million; 4% on the net revenue over $5.0 million
Greater than $7.0 million	3% on the net revenue ≤ $5.0 million; 4% on the net revenue over $5.0 million and up to $7.0 million; 5% on net revenue over $7.0 million

The cash payments were payable beginning in the fourth quarter of 2023 and have been timely paid.

Regardless of the percentage paid, the quarterly cash payment amounts, along with the $1.0 million upfront payment, will be deducted from the Repurchase Price as Applicable Reductions. Quarterly cash payments that will be treated as Applicable Reductions paid to date as of September 30, 2024 amount to $0.5 million.

The Fourth Amendment also granted the Company the ability to repurchase the principal amount and accrued and unpaid interest of the Baker Notes for up to a five-year period for the one-time Repurchase Price designated below:

Date of Notes’ Repurchase	Repurchase Price
On or prior to September 8, 2024	$14,000,000 (less Applicable Reductions)
September 9, 2024-September 8, 2025	$16,750,000 (less Applicable Reductions)
September 9, 2025-September 8, 2026	$19,500,000 (less Applicable Reductions)
September 9, 2026-September 8, 2027	$22,250,000 (less Applicable Reductions)
September 9, 2027-September 8, 2028	$25,000,000 (less Applicable Reductions)

The Company evaluated whether any of the Embedded Features required bifurcation as a separate component. The Company elected the fair value option (FVO) under ASC 825, Financial Instruments (ASC 825), as the Baker Notes are qualified financial instruments and are, in whole, classified as liabilities. Under the FVO, the Company recognized the debt instrument at fair value, inclusive of the Embedded Features, with changes in fair value related to changes in the Company’s credit risk being recognized as a component of accumulated other comprehensive loss in the condensed consolidated balance sheets. All other changes in fair value were recognized in the condensed consolidated statements of operations.

Due to the execution of the Fourth Baker Amendment, the Company reviewed the Baker Notes in accordance with ASC 470, Debt (ASC 470). Because the Baker Notes were recorded under the FVO, the Fourth Amendment was outside the scope of ASC 470-60 and as such did not qualify as a troubled debt restructuring (TDR). The Baker Notes were evaluated in accordance with ASC 470 and were determined to have failed certain qualitative factors to qualify as a modification and, therefore, were accounted for as an extinguishment. The Company removed the fair value of the old Baker Notes of $15.6 million and the related accumulated other comprehensive income of $73.2 million as of the date of extinguishment and recorded the fair value of the new Baker Notes, as measured on the date of the Baker Fourth Amendment as $12.5 million, and recognized a gain of approximately $75.3 million within the condensed consolidated statements of operations, in the gain (loss) on debt extinguishment line item, upon extinguishment in the year ended December 31, 2023. The gain included recognizing $73.2 million that had previously been a component of other comprehensive income as part of the prior quarterly revaluations using the valuation methods discussed in Note 6 – Fair Value of Financial Instruments.

As part of the consideration for the Merger, on December 11, 2023, the Baker Purchasers signed an agreement to assign the Baker Notes to Aditxt (the December Assignment Agreement). Upon execution of the December Assignment Agreement, Aditxt assumed all terms under the Baker Notes, with Aditxt becoming the new senior secured debtholder of the Company, governed by the requirements under the Fourth Baker Amendment. The Baker Notes were re-assigned back to the Baker Purchasers on February 26, 2024 (the February Assignment Agreement).

Due to the execution of the February Assignment Agreement, the Company reviewed the Baker Notes in accordance with ASC 470. The Baker Notes, having been effectively terminated, were extinguished on February 26, 2024, resulting in removing the fair value of the old Baker Notes of $13.5 million. The newly re-assigned Baker Notes were subsequently recorded at fair value using the valuation methods discussed in Note 6 – Fair Value of Financial Instruments.

On July 23, 2024, the Company consented to the transfer of ownership of the senior secured notes from Baker Brothers Life Sciences, 667, L.P., and Baker Bros. Advisors, LP, each a Delaware limited partnership (collectively, Baker) to Future Pak, LLC, a Michigan limited liability company (the Assignee). The terms of the senior secured notes were not changed in connection with the assignment from Baker to the Assignee. Due to the July 2024 assignment, the Company reviewed the Baker Notes in accordance with ASC 470. The Baker Notes, having been effectively terminated, were extinguished on July 23, 2024, resulting in removing the fair value of the old Baker Notes of $12.3 million and the related accumulated other comprehensive income of $0.1 million as of the date of the extinguishment. The Company also recognized a loss of approximately $0.1 million within the condensed consolidated statements of operations, in the gain (loss) on debt extinguishment line item for the three and nine months ended September 30, 2024. The newly re-assigned Baker Notes were subsequently recorded at fair value using the valuation methods discussed in Note 6 – Fair Value of Financial Instruments.

The Company did not repurchase the Baker Notes prior to September 8, 2024 for a repurchase price of $14.0 million less applicable reductions. As of September 30, 2024, the Baker Notes are recorded at fair value in the condensed consolidated balance sheet as short-term Notes – carried at fair value with a total fair value of $13.9 million, and the total outstanding balance including principal and accrued interest is $106.9 million. As of December 31, 2023, the Baker Notes are recorded at fair value in the condensed consolidated balance sheet as short-term convertible notes payable with a total balance of $13.5 million, and the total outstanding balance including principal and accrued interest is $99.5 million. During the three and nine months ended September 30, 2024, the Company paid a total of $0.1 million and $0.4 million, respectively, in required cash payments as described above. No such payments were required in the prior year.

On September 27, 2024, the Assignee, as agent for the Purchasers (in such capacity, the Designated Agent) provided a Notice of Event of Default and Reservation of Rights (the September 2024 Notice of Default) relating to the Securities Purchase and Security Agreement dated April 23, 2020, as amended, by and among the Company, Designated Agent, as certain guarantors and the purchasers (each a Purchaser and collectively Purchasers). The September 2024 Notice of Default claims that by entering into arrangements to repay certain existing obligations, including obligations owed to the U.S. Department of Health and Human Services, an Event of Default has occurred under Section 9.1(e) of the SPA.

According to the Notice of Default, the Designated Agent has accelerated repayment of the outstanding principal balance owed by the Company under the Securities Purchase Agreement. If all Purchasers exercise the Section 5.7 Option (as defined below), the repurchase price would be equal to the total outstanding balance, including principal and accrued interest. Pursuant to Section 5.7(b) of the SPA, upon the occurrence of an Event of Default, each Purchaser may elect, at its option, to require the Company to repurchase the Note held by such Purchaser (or any portion thereof) at a repurchase price equal to two times the sum of the outstanding principal balance and all accrued and unpaid interest thereon, due within three business days after such Purchaser delivers a notice of such election (the Section 5.7 Option).

On October 27, 2024, the Designated Agent sent an amended and supplemented notice to the Initial Notice of Default (the Amended Notice of Default) which adds new claims of default based on the Company’s current repayment agreements of existing obligations, including obligations owed to the U.S. Department of Health and Human Services, an Event of Default has occurred under Section 9.1(e) of the Baker Bros. Purchase Agreement, as amended. Furthermore, the Amended Notice stated that, because the events of default described in the Amended Notice of Default are not the certain prior events of default listed in the Forbearance Agreement (Specified Defaults), the Designated Agent and the holders of the senior secured promissory notes described in the SPA thereby provided notice to the Company that the Forbearance Agreement is terminated as of October 27, 2024.

On November 8, 2024, the Designated Agent sent an amended and supplemented notice to the Notices (the Third Amended Notice of Default) which adds new claims of default based on (i) the Company’s failure to maintain a cash position of $1.0 million or greater, as required under Section 5(b) of the Forbearance Agreement (ii) the Company’s failure to deliver financial and operating reports in accordance with the timeline required under the Section 8.1(n) of the Baker Stock Purchase Agreement, and (iii) to clarify the outstanding balance under the notes of the Baker Stock Purchase Agreement plus all accrued and unpaid interest thereon, in the sum of approximately is $107.0 million as opposed to the Repurchase Price as defined in the Fourth Amendment.

The Company strongly disagrees with the Designated Agent’s claim that an Event of Default has occurred. The Company intends to vigorously contest any attempt by the Designated Agent and the Purchasers to exercise their default rights and remedies under the SPA.

Adjuvant Notes

On October 14, 2020, the Company entered into a Securities Purchase Agreement (the Adjuvant Purchase Agreement) with Adjuvant Global Health Technology Fund, L.P., and Adjuvant Global Health Technology Fund DE, L.P. (together, the Adjuvant Purchasers), pursuant to which the Company sold unsecured convertible promissory notes (the Adjuvant Notes) in aggregate principal amount of $25.0 million.

The Adjuvant Notes have a five-year term and, in connection with certain Company change of control transactions, the Adjuvant Notes may be prepaid at the option of the Company or will become payable on the date of the consummation of a change of control transaction at the option of the Adjuvant Purchasers. The Adjuvant Notes accrue interest at 7.5% per annum on a quarterly basis in arrears to the outstanding balance of the Adjuvant Notes and are recognized as payment-in-kind. The effective interest rate for the nine months ended September 30, 2024 was 7.5%.

Interest expense for the Adjuvant Notes consists of the following, and is included in other expense, net on the condensed consolidated statements of operations for the three and nine months ended September 30, 2024 and 2023 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Coupon interest	$556	$516	$1,637	$1,520
Amortization of issuance costs	-	51	28	179
Total	$556	$567	$1,665	$1,699

The Adjuvant Notes are convertible, subject to customary 4.99% and 19.99% beneficial ownership limitations, into shares of the Company’s common stock, par value $0.0001 per share, at any time at the option of the Adjuvant Purchasers at a conversion price of $6,843.75 per share. In connection with certain Company change of control transactions, the Adjuvant Notes may be prepaid at the option of the Company or will become payable at the option of the Adjuvant Purchasers. To the extent not previously prepaid or converted, the Adjuvant Notes were originally automatically convertible into shares of the Company’s common stock at a conversion price of $6,843.75 per share immediately following the earliest of the time at which the (i) 30-day value-weighted average price of the Company’s common stock was $18,750 per share, or (ii) the Company achieved cumulative net sales of $100.0 million, provided such net sales were achieved prior to July 1, 2022.

On April 4, 2022, the Company entered into the first amendment to the Adjuvant Purchase Agreement (the Adjuvant Amendment). The Adjuvant Amendment extended the affirmative covenant to achieve $100.0 million in cumulative net sales of Phexxi by June 30, 2022 to June 30, 2023. The Adjuvant Amendment also provided for an adjustment to the conversion price of the Adjuvant Notes such that the conversion price (the Conversion Price) for these Notes, effective as of the May 2023 reverse stock split, will now be the lesser of (i) $678.49 and (ii) 100% of the lowest price per share of common stock (or with respect to securities convertible into common stock, 100% of the applicable conversion price) sold in any equity financing until the Company met the Qualified Financing Threshold. Effective as of the Company’s achievement of the Qualified Financing Threshold, the automatic conversion provisions in the Agreement were further amended to provide that the Adjuvant Notes will automatically convert into shares of the Company’s common stock at the Conversion Price immediately following the earliest of the time at which the (i) 30-day value-weighted average price of the Company’s common stock is $18,750 per share, or (ii) the Company achieves cumulative net sales of Phexxi of $100.0 million, provided such net sales were achieved prior to July 1, 2023.

The Adjuvant Notes contain various customary affirmative and negative covenants agreed to by the Company. On September 12, 2022, the Company was in default of the Adjuvant Notes due to the default with the Baker Notes under the cross-default provision. On September 15, 2022, the Company entered into a Forbearance Agreement (the Adjuvant Forbearance Agreement) with the Adjuvant Purchasers, pursuant to which the Adjuvant Purchasers agreed to forbear from exercising any of their rights and remedies during the Forbearance Period as defined in therein, but solely with respect to the specified events of default provided under the Adjuvant Forbearance Agreement.

On September 15, 2022, the Company also entered into the second amendment to the Adjuvant Purchase Agreement (the Second Adjuvant Amendment), pursuant to which the conversion price per share was reduced to $26.25, subject to adjustment for certain dilutive Company equity issuance adjustments for a two-year period. In addition, the Company entered into an exchange agreement, pursuant to which the Adjuvant Purchasers agreed to exchange 10% of the outstanding amount of the Adjuvant Notes as of September 15, 2022 (or $2.9 million) for rights to receive 109,842 shares of common stock (the Adjuvant Purchase Rights). The number of shares for each Adjuvant Purchase Right was initially fixed, but is subject to certain customary adjustments, and, until the second anniversary of issuance (i.e., October 14, 2022), adjustments for certain dilutive Company equity issuances. Refer to Note 8 – Convertible and Redeemable Preferred Stock and Stockholders’ Deficit for discussion regarding additional issuances of purchase rights under this provision. The Adjuvant Purchase Rights expire on June 28, 2027 and do not have an exercise price per share and, therefore, will not result in cash proceeds to the Company. As of September 30, 2024, all Adjuvant Purchase Rights remain outstanding. The conversion price of the Adjuvant Notes was $0.0154 as of September 30, 2024. Assuming this conversion price per share, the Adjuvant Notes could be converted into 1,961,188,772 shares of common stock.

The Adjuvant Notes are accounted for in accordance with authoritative guidance for convertible debt instruments and are classified as current liabilities in the condensed consolidated balance sheets. The aggregate proceeds of $25.0 million were initially classified as restricted cash for financial reporting purposes due to contractual stipulations that specify the types of expenses the money can be spent on and how it must be allocated. The conversion feature was required to be bifurcated as an embedded derivative because the Company did not have a sufficient number of shares reserved upon conversion as of March 31, 2023; however, the fair value of such feature was immaterial as of such date. As of June 30, 2023, the Company had a sufficient number of shares reserved and the conversion feature was reclassified to stockholders’ deficit in accordance with ASC 815, Derivatives and Hedging (ASC 815) at that time. See Note 6 - Fair Value of Financial Instruments for a description of the accounting treatment for the Adjuvant Purchase Rights.

The Company was in default of the Adjuvant Notes as of September 30, 2023, due to the failure to meet the cumulative net sales requirement. However, Adjuvant forbore such default in October 2023 and therefore the Company is no longer in default.

As of September 30, 2024, the Adjuvant Notes are recorded in the condensed consolidated balance sheet as short-term convertible notes payable with a total balance of $30.2 million. The balance is comprised of $22.5 million in principal, net of unamortized debt issuance costs, and $7.7 million in accrued interest. As of December 31, 2023, the Adjuvant Notes were recorded in the condensed consolidated balance sheet as short-term convertible notes payable with a total balance of $28.5 million. The balance was comprised of $22.5 million in principal, net of unamortized debt issuance costs, and $6.1 million in accrued interest.

Term Notes

December 2022 and February, March, April, July, August, and September 2023 Notes (SSNs)

The Company entered into eight Securities Purchase Agreements (SPAs) between December 2022 and September 2023 with certain investors. Each of the agreements was materially similar. The variable details of each SPA, such as the principal amount of each note offering, net proceeds, and maturity date, are outlined in the table below. Pursuant to each SPA, the Company agreed to sell in a registered direct offering (i) unsecured 8.0% senior subordinated notes with the maturity dates and aggregate issue prices (ii) warrants to purchase the listed number of shares of the Company’s common stock, $0.0001 par value per share (including prefunded common stock Warrants as a part of the September 2023 SPA) and (iii) Series D Preferred Stock (the Preferred Shares; December 2022 SPA only) (collectively, the Senior Subordinated Notes, or SSNs). The SSNs had net proceeds to the Company, and are convertible at, the amounts listed below. Assuming the applicable conversion price per share, the SSNs could be converted into 615,861,541 shares of common stock as of September 30, 2024.

The SSNs’ interest rates are subject to increase to 12% upon an event of default and the SSNs have no Company right to prepayment prior to maturity; however, the Company has the option to redeem the respective SSNs at a redemption premium of 32.5%. The Purchasers can also require the Company to redeem their respective SSNs a) at the respective premium rate tied to the occurrence of certain subsequent transactions, and b) in the event of subsequent placements (as defined). Also, pursuant to the terms of the SPAs, Purchasers have certain rights to participate in subsequent issuances of the Company’s securities, subject to certain exceptions. Additionally, the conversion rate and warrant strike price are subject to adjustment upon the issuance of other securities (as defined) below the stated conversion rate and strike price at issuance. The strike prices adjusted as discussed in the table below.

The Company evaluated the SSNs in accordance with ASC 480 and determined that the Notes were all liability instruments at issuance. The applicable SSNs were then evaluated in accordance with the requirements of ASC 825 and the Company concluded that they were not precluded from electing the fair value option for the applicable SSNs.

The Company also evaluated the Warrants in accordance with ASC 480 and determined that the Warrants issued before the Reverse Stock Split in May 2023 were required to be recorded as liabilities at fair value in the Company’s condensed consolidated balance sheets. The applicable SSNs were marked-to-market at each reporting date with changes in fair value recognized in the condensed consolidated statement of operations, unless the change is concluded to be related to changes in the Company’s credit rating, in which case the change was recognized as a component of accumulated other comprehensive loss in the condensed consolidated balance sheets. As a result of the Reverse Stock Split, the Company had sufficient shares available for issuance to cover the potential exercises; therefore, the Warrants that were previously classified as liabilities were marked-to-market and reclassified to equity in May 2023. For the Warrants issued after the Reverse Stock Split, the Company determined they were required to be recorded in equity.

On December 21, 2023, warrants to purchase up to 9,972,074 shares of the Company’s common stock were exchanged for 613 shares of the Company’s series F-1 convertible and redeemable preferred stock (Series F-1 Shares, as defined below). The Series F-1 Shares, some of which were also issued based on the partial value of certain purchase rights, as described above, were immediately exchanged for Aditxt series A-1 preferred stock; 22,280 and 23,540 Series F-1 Shares were outstanding as of December 31, 2023 and September 30, 2024, respectively, and held by Aditxt. The Series F-1 Shares are to be cancelled, without the right to receive compensation, upon the consummation of the Merger.

Summary of SSNs and Warrants at Issuance (December 2022 to September 2023):

						Conversion Price
Notes	Principal At Issuance (in Thousands)	Net Proceeds Before Issuance Costs (in Thousands)	Common Warrants	Preferred Shares	Maturity Date	At Issuance	At 9/30/2023	At 12/31/2023	At 3/31/2024	At 6/30/2024	At 9/30/2024
December 2022 Notes	$2,308	$1,500	369,230	70 - Series D	12/21/2025	$6.25	$0.0845	$0.0615	$0.0158	$0.0154	$0.0154
February 2023 Notes(1)	1,385	900	653,538	-	2/17/2026	$2.50	$0.0845	$0.0615	$0.0158	$0.0154	$0.0154
March 2023 Notes	600	390	240,000	-	3/17/2026	$2.50	$0.0845	$0.0615	$0.0158	$0.0154	$0.0154
March 2023 Notes(2)	538	350	258,584	-	3/20/2026	$2.50	$0.0845	$0.0615	$0.0158	$0.0154	$0.0154
April 2023 Notes	769	500	615,384	-	3/6/2026	$1.25	$0.0845	$0.0615	$0.0158	$0.0154	$0.0154
July 2023 Notes	1,500	975	1,200,000	-	3/6/2026	$1.25	$0.0845	$0.0615	$0.0158	$0.0154	$0.0154
August 2023 Notes	1,000	650	799,999	-	8/4/2026	$1.25	$0.0845	$0.0615	$0.0158	$0.0154	$0.0154
September 2023 Notes(3)	2,885	1,875	26,997,041	-	9/26/2026	$0.13	$0.13	$0.0615	$0.0158	$0.0154	$0.0154
Total Offerings	$10,985	$7,140	31,133,776

(1)	Warrants include 99,692 issued to the placement agent.
(2)	Warrants include 43,200 issued to the placement agent.
(3)	Warrants include 22,189,349 common warrants at $0.13 per share and 4,807,692 pre-funded warrants exercisable at $0.001 per share.

Short-term Debt

Insurance Premium Finance Agreement

In June 2024, the Company entered into an insurance premium finance agreement with First Insurance Funding (FIF) to finance a portion of its current policy year’s Directors and Officers (D&O) and general insurance policies. The total amount financed was $0.4 million at an annual interest rate of 8.57%. The Company will make nine equal payments, which commenced in July 2024. The Company recorded the total financed amount as a Short-term debt on the condensed consolidated balance sheet. The interest expense, included in Other expense, net, in the condensed consolidated statement of operations, was immaterial for the three and nine months ended September 30, 2024.

5. Balance Sheet Details

Inventories

Inventories consist of the following (in thousands) for the period indicated:

	September 30, 2024	December 31, 2023
Raw materials (1)	$423	$520
Work in process	863	386
Finished goods (1)(2)	177	791
Total	$1,463	$1,697

(1)	The raw materials and finished goods balances include a combined estimated reserve on obsolescence and excess inventory which might not be sold prior to its expiration of $0.3 million as of both September 30, 2024 and December 31, 2023. These estimates are based upon assumptions about future manufacturing needs and gross sales of Phexxi. Inventory associated with the additional write-down of $1.3 million recorded during the year ended December 31, 2023, was disposed and no longer in the inventory balance as of December 31, 2023.

(2)	The finished goods balance as of September 30, 2024 includes an immaterial amount of SOLOSEC finished goods inventory. No such inventory existed at December 31, 2023. None of the reserve on obsolescence and excess inventory was related to SOLOSEC product.

Prepaid and Other Current Assets

Prepaid and other current assets consist of the following (in thousands):

	September 30, 2024	December 31, 2023
Insurance	$627	$777
Research & development	23	13
Short-term deposits	202	76
Other	147	329
Total	$999	$1,195

Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	Useful Life	September 30, 2024	December 31, 2023
Research equipment	5 years	$585	$586
Computer equipment and software	3 years	145	647
Construction in-process	-	1,146	1,156
		1,876	2,389
Less: accumulated depreciation		(695)	(1,186)
Total, net		$1,181	$1,203

Depreciation expense for property and equipment was immaterial in both the three and nine months ended September 30, 2024. Depreciation expense for property and equipment was immaterial and $0.5 million in the three and nine months ended September 30, 2023, respectively.

Intangible Asset, Net

Intangible asset, net, consists of the following (in thousands):

	Useful Life	September 30, 2024	December 31, 2023
Intellectual property	11 years	$14,322	$-
Less: accumulated amortization		(301)	-
Total, net		$14,021	$-

The intangible asset relates entirely to the asset acquired with the SOLOSEC asset acquisition and as described further in Note 7 – Commitments and Contingencies, the useful life is based on the SOLOSEC IP patent expiration. Additional acquired intellectual property could have a different useful life. Amortization expense was $0.3 million in both the three and nine months ended September 30, 2024. Amortization expense is expected to be approximately $0.3 million in the three months ended December 31, 2024 and approximately $1.3 million in each year thereafter until the intangible asset is fully amortized. As described in Note 2 – Summary of Significant Accounting Policies, the intangible asset value is adjusted at each reporting date in conjunction with the mark-to-market adjustment of the contingent liabilities, which could impact the expected amortization.

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	September 30, 2024	December 31, 2023
Clinical trial related costs	$2,498	$2,498
Accrued royalty	1,723	1,146
Other	903	583
Total	$5,124	$4,227

6. Fair Value of Financial Instruments

Fair Value of Financial Liabilities

The following tables summarize the Company’s convertible debt instruments as of September 30, 2024 and December 31, 2023, respectively (in thousands):

					Fair Value
As of September 30, 2024	Principal Amount	Unamortized Issuance Costs	Accrued Interest	Net Carrying Amount	Amount	Leveling
Baker Notes(1)(2)	$106,869	$-	$-	$106,869	$13,876	Level 3
Adjuvant Notes(3)	22,500	-	7,702	30,202	N/A	N/A
December 2022 Notes(1)	953	-	-	953	31	Level 3
February 2023 Notes (1)	961	-	-	961	31	Level 3
March 2023 Notes (1)	1,185	-	-	1,185	38	Level 3
April 2023 Notes (1)	866	-	-	866	28	Level 3
July 2023 Notes (1)	1,296	-	-	1,296	42	Level 3
August 2023 Notes (1)	1,097	-	-	1,097	36	Level 3
September 2023 Notes (1)	3,126	-	-	3,126	101	Level 3
Totals	$138,853	$-	$7,702	$146,555	$14,183	N/A

					Fair Value
As of December 31, 2023	Principal Amount	Unamortized Issuance Costs	Accrued Interest	Net Carrying Amount	Amount	Leveling
Baker Notes(1)(2)	$99,460	$-	$-	$99,460	$13,510	Level 3
Adjuvant Notes(3)	22,500	(27)	6,064	28,537	N/A	N/A
December 2022 Notes(1)	940	-	-	940	118	Level 3
February 2023 Notes (1)	905	-	-	905	118	Level 3
March 2023 Notes (1)	1,204	-	-	1,204	157	Level 3
April 2023 Notes (1)	816	-	-	816	106	Level 3
July 2023 Notes (1)	1,534	-	-	1,534	202	Level 3
August 2023 Notes (1)	1,033	-	-	1,033	136	Level 3
September 2023 Notes (1)	2,945	-	-	2,945	384	Level 3
Totals	$131,337	$(27)	$6,064	$137,374	$14,731	N/A

(1)	These liabilities are/were carried at fair value in the condensed consolidated balance sheets. As such, the principal and accrued interest was included in the determination of fair value. The related debt issuance costs were expensed.

(2)	The Baker Notes principal amount includes $22.2 million and $13.7 million of interest paid in-kind as of September 30, 2024, and December 31, 2023, respectively.

(3)	The Adjuvant Notes are recorded in the condensed consolidated balance sheets at their net carrying amount which includes principal and accrued interest, net of unamortized issuance costs.

The following tables summarize the Company’s derivative liabilities as of September 30, 2024 and December 31, 2023 as discussed in Note 8 – Convertible and Redeemable Preferred Stock and Stockholders’ Deficit (in thousands):

	Fair Value
	September 30, 2024	December 31, 2023	Leveling
Purchase rights	$162	$1,926	Level 3
Total derivative liabilities	$162	$1,926

Change in Fair Value of Level 3 Financial Liabilities

The following table summarizes the changes in Level 3 financial liabilities related to Baker Notes and SSNs measured at fair value on a recurring basis for the three and nine months ended September 30, 2024 (in thousands):

	Baker Notes (Assigned to Future Pak; Note 4)	Total SSNs (Note 4)	Total
Balance at June 30, 2024	$12,280	$959	$13,239
Balance at issuance	12,280	-	12,280
Extinguishment/conversion	(12,280)	-	(12,280)
Payments	(125)	-	(125)
Change in fair value presented in the condensed consolidated statements of comprehensive income (loss)	1,721	(652)	1,069
Balance at September 30, 2024	$13,876	$307	$14,183

	Baker Notes (Assigned to Future Pak; Note 4)	Total SSNs (Note 4)	Total
Balance at December 31, 2023	$13,510	$1,221	$14,731
Balance at issuance	24,670	-	24,670
Extinguishment/conversion	(25,790)	(51)	(25,841)
Payments	(378)	-	(378)
Change in fair value presented in the condensed consolidated statements of comprehensive income (loss)	1,864	(863)	1,001
Balance at September 30, 2024	$13,876	$307	$14,183

The following table summarizes the changes in Level 3 financial liabilities related to Baker Notes and SSNs measured at fair value on a recurring basis for the three and nine months ended September 30, 2023 (in thousands):

	Baker Notes	Total SSNs (Note 4)	Total
Balance at June 30, 2023	$15,600	$-	$15,600
Balance at issuance	13,450	208	13,658
Debt repayment	(1,000)	-	(1,000)
Extinguishment	(15,600)	-	(15,600)
Change in fair value presented in the condensed consolidated statements of comprehensive income (loss)	-	452	452
Balance at September 30, 2023	$12,450	$660	$13,110

	Baker Notes	Total SSNs (Note 4)	Total
Balance at December 31, 2022	$39,260	$156	$39,416
Balance at issuance	13,450	220	13,670
Debt repayment	(1,000)	-	(1,000)
Extinguishment	(13,450)	-	(15,600)
Change in fair value presented in the condensed consolidated statements of comprehensive income (loss)	(23,660)	284	(23,376)
Balance at September 30, 2023	$12,450	$660	$13,110

The following table summarizes the changes in Level 3 financial liabilities related to derivative liabilities measured at fair value on a recurring basis for the three and nine months ended September 30, 2024 (in thousands):

	Purchase Rights	Derivative Liabilities Total
Balance at June 30, 2024	$942	$942
Exercises	(11)	(11)
Change in fair value presented in the condensed consolidated statements of operations	(769)	(769)
Balance at September 30, 2024	$162	$162

	Purchase Rights	Derivative Liabilities Total
Balance at December 31, 2023	$1,926	$1,926
Balance at issuance	3,300	3,300
Exercises	(168)	(168)
Change in fair value presented in the condensed consolidated statements of operations	(4,896)	(4,896)
Balance at September 30, 2024	$162	$162

The following tables summarize the changes in Level 3 financial liabilities related to derivative liabilities measured at fair value on a recurring basis for the nine months ended September 30, 2023 (in thousands). There was no such activity for the three months ended September 30, 2023.

	April and June 2020 Baker Warrants	May 2022 Public Offering Common Warrants	June 2022 Baker Warrants	December 2022 Warrants	February and March 2023 Warrants	Purchase Rights	Derivative Liabilities Total
Balance at December 31, 2022	$1	$303	$170	$107	$-	$1,095	$1,676
Balance at issuance	-	-	-	-	6	105	111
Exercises	-	(7)	-	-	-	(186)	(193)
Change in fair value presented in the condensed consolidated statements of operations	(1)	(295)	(169)	(107)	(6)	(961)	(1,539)
Reclassified to equity	-	(1)	(1)	-	-	(53)	(55)
Balance at September 30, 2023	$-	$-	$-	$-	$-	$-	$-

Valuation Methodology

From the third quarter of 2022 through the second quarter of 2023, the fair value of the Baker Notes issued, as described in Note 4 – Debt, and subsequent changes in fair value recorded at each reporting date, was determined by estimating the fair value of the Market Value of Invested Capital (MVIC) of the Company. This was estimated using forms of the cost and market approaches. In the Cost approach, an adjusted net asset value method was used to determine the net recoverable value of the Company, including an estimate of the fair of the Company’s intellectual property. The estimated fair value of the Company’s intellectual property was valued using a relief from royalty method which required management to make significant estimates and assumptions related to forecasts of future revenue, and the selection of the royalty and discount rates. The guideline public company method served as another valuation indicator. In this form of the Market approach, comparable market revenue multiples were selected and applied to the Company’s forward revenue forecast to ultimately derive a MVIC indication. If the resulting fair value from these approaches was not estimated as greater than the contractual payout, the fair value of the Baker Notes became only the Company MVIC available for distribution to this first lien note holder.

Starting in the third quarter of 2023, the fair value of the Baker Notes is determined using a Monte Carlo simulation-based model. The Monte Carlo simulation was used to take into account several embedded features and factors, including the exercise of the repurchase right, the Company’s future revenues, meeting certain debt covenants, the maturity term of the note and dissolution. For the dissolution scenario, the cost approach, an adjusted net asset value method was used to determine the net recoverable value of the Company, including an estimate of the fair value of the Company’s intellectual property. The estimated fair value of the Company’s intellectual property was valued using a relief from royalty method which required management to make significant estimates and assumptions related to forecasts of future revenue, and the selection of the royalty (5.0%) and discount (15.0%) rates.

The fair value of the Baker Notes is subject to uncertainty due to the assumptions that are used in the Monte Carlo simulation-based model. These factors include but are not limited to the Company’s future revenue, and the probability and timing of the exercise of the repurchase right. The fair value of the Baker Notes is sensitive to these estimated inputs made by management that are used in the calculation.

SSNs

The fair values of the SSNs issued, as described in Note 4 – Debt, were determined using the methods described above in Valuation Methodology using the residual value of the Company after the fair value of the Baker Notes. The quarterly valuation adjustments for the three and nine months ended September 30, 2024 were respectively recorded as a $0.7 million and a $0.9 million change in fair value of financial instruments attributed to credit risk change in the condensed consolidated comprehensive statements of income (loss). The quarterly valuation adjustments for the three and nine months ended September 30, 2023 were recorded as a $0.5 million and a $0.3 million change in fair value of financial instruments attributed to credit risk change in the condensed consolidated comprehensive statements of income (loss).

Purchase Rights

The Adjuvant Purchase Rights and the May Note Purchase Rights (collectively Purchase Rights) are recorded as derivative liabilities in the condensed consolidated balance sheets. The Purchase Rights are valued using an OPM, like a Black-Scholes Methodology, with changes in the fair value being recorded in the condensed consolidated statements of operations. The assumptions used in the OPM are considered level 3 assumptions and include, but are not limited to, the market value of invested capital, the cumulative equity value of the Company as a proxy for the exercise price and the expected term the Purchase Rights will be held prior to exercise and a risk-free interest rate.

Warrants

Warrants previously classified as liabilities were reclassified as equity instruments during the second quarter of 2023 as a result of the Reverse Stock Split. The Company will continue to re-evaluate the classification of its warrants at the close of each reporting period to determine their proper balance sheet classification. The warrants are valued using an OPM based on the applicable assumptions, which include the exercise price of the warrants, time to expiration, expected volatility of our peer group, risk-free interest rate, and expected dividends. The assumptions used in the OPM are considered level 3 assumptions and include, but are not limited to, the market value of invested capital, the cumulative equity value of the Company as a proxy for the exercise price, the expected term the warrants will be held prior to exercise, a risk-free interest rate, and probability of change of control event. Additionally, because the warrants are re-priced under certain provisions in the agreements, at each re-pricing event the Company must value the warrants using a Black-Scholes model immediately prior to and immediately following the re-pricing event. The incremental fair value is recorded as an increase to accumulated deficit and additional paid-in-capital, in accordance with ASC 470.

SOLOSEC Asset Acquisition Intangible Asset and Contingent Liabilities

The total consideration for the SOLOSEC asset acquisition included an up-front payment (paid at closing), sales-based payments to be paid over the next 15 years (the Earnout Term) in each year in which SOLOSEC adjusted net revenue is over a specified threshold, a $10.0 million one-time payment once the cumulative SOLOSEC adjusted net revenues reach $100 million, and assumption of quarterly royalty payments based on SOLOSEC net revenue. As discussed in Note 7 – Commitments and Contingencies, the fair value of the consideration is attributed to the SOLOSEC product line and was therefore recorded as an intangible asset.

The fair value of the total consideration, including cash paid and future sales-based payments, is determined using a Monte Carlo simulation model, which assumes the Company’s revenue follows a geometric Brownian motion. Using specific revenue factors, including expected growth, risk adjustments, and revenue volatility, future revenues were simulated through the Earnout Term to assess whether sales-based payments would be triggered in each relevant period, as stipulated by the SOLOSEC Asset Purchase Agreement. The average output of the Monte Carlo simulations for each period provides the expected payment value, which is then discounted to its present value to derive the fair value of future sales-based payments and recorded as contingent liabilities. The discount rate is based on (i) the risk-free rate, plus (ii) a credit spread reflecting the Company’s interest-bearing debt, (iii) an additional spread to account for credit migration as of the valuation date, and (iv) a further incremental spread to reflect that the contingent liabilities is subordinated obligations relative to the Company’s other debt obligations.

The fair value of the SOLOSEC contingent liabilities is subject to uncertainty due to the assumptions made by management that are used in the Monte Carlo simulation-based model. These factors include the estimated future SOLOSEC net revenue, the risk-neutral revenue calculation and simulation assumptions, payment timing, and the discount rate.

The fair value of the SOLOSEC contingent liabilities will be updated at each reporting period using the methodology described above. Any changes to the fair value will be recorded as an adjustment to the carrying value of both the contingent liabilities and the SOLOSEC IP intangible asset as per ASC 323, Investments – Equity Method and Joint Ventures (ASC 323). Periodic intangible amortization will also be updated based on the new fair value of the SOLOSEC IP.

7. Commitments and Contingencies

Asset Acquisition and Contingent Liabilities

SOLOSEC

The Company reviewed the SOLOSEC acquisition in accordance with ASC 805, Business Combinations (ASC 805), including applying the screen test, and determined that it was out of scope of the ASC 805 because the acquired asset did not constitute a business or nonprofit activity. In accordance with ASC 805, the Company engaged a third-party valuation specialist to provide a fair value for the SOLOSEC IP as well as for the total consideration. Per the valuation, the fair value of the SOLOSEC IP exceeded 90% of the total consideration, which indicates that the screen test failed. Further, the Company did not acquire any substantive processes, which indicates that the acquisition is an asset acquisition rather than a business combination. The Company recorded the fair value of the future sales-based payments as contingent liabilities in accordance with ASC 450, Contingencies (ASC 450) and the fair value of the total consideration plus the transaction costs as an intangible asset in accordance with ASC 350, Intangibles (ASC 350). The total intangible asset will be amortized over the expected remaining useful life of the assets, which is 11 years.

Per the Transition Services Agreement (TSA) entered into in conjunction with the SOLOSEC asset acquisition, the Company is committed to purchasing finished goods inventory from the seller through a transition period ending in November 2026 at a pre-defined unit price. The total expected commitment is approximately $3.5 million; however, the quantities purchased can be negotiated if both parties agree. The Company concluded that the inventory purchase commitment does not meet the definition of derivatives under ASC 815. During the three and nine months ended September 30, 2024, there were approximately $0.1 million in purchases under this commitment. The Company expects to purchase approximately $0.2 million under this commitment for the remainder of 2024, $1.3 million in the year ended December 31, 2025, and $1.9 million in the year ended December 2026. The TSA also requires the seller to provide transitional support services until the Company can fully establish SOLOSEC operations; the Company is obligated to pay an immaterial amount quarterly for these services.

The Company is also obligated to pay a quarterly royalty in amounts equal to a certain percentage of the SOLOSEC net revenue, beginning July 14, 2024. There are no minimum quarterly or annual royalty payment amounts. Such royalty costs were immaterial for the three and nine months ended September 30, 2024. As of September 30, 2024, an immaterial amount related to the SOLOSEC royalty was included in contingent liabilities in the condensed consolidated balance sheet.

Operating Leases

Fleet Lease

In December 2019, the Company and Enterprise FM Trust (the Lessor) entered into a Master Equity Lease Agreement whereby the Company leases vehicles to be delivered by the Lessor from time to time with various monthly costs depending on whether the vehicles are delivered for a term of 24 or 36 months, commencing on each corresponding delivery date. The leased vehicles are for use by eligible employees of the Company’s commercial operations team. As of September 30, 2024, there were a total of 19 leased vehicles. The Company determined that the leased vehicles are accounted for as operating leases under ASC 842, Leases (ASC 842).

In September 2022, the Company extended the lease term of the vehicles with a term of 24 months by an additional 12 months. In May and June 2024, the Company again extended the lease term by an additional 12 months for vehicles with initial terms of 24 months. In both instances, the Company determined that such extensions are accounted for as modifications; the Company reassessed the lease classification and the incremental borrowing rate on the modification dates and accounted for these modifications accordingly.

2020 Lease and the First Amendment

On October 3, 2019, the Company entered into an office lease for approximately 24,474 square feet (the High Bluff Premises) pursuant to a non-cancelable lease agreement (the 2020 Lease). The 2020 Lease commenced on April 1, 2020 with an expiry of September 30, 2025, unless terminated earlier in accordance with its terms. The Company provided the landlord with a $0.8 million security deposit in the form of a letter of credit for the High Bluff Premises.

On April 14, 2020, the Company entered into the first amendment to the 2020 Lease for an additional 8,816 rentable square feet of the same office location (the Expansion Premises), which commenced on September 1, 2020 with an expiry of September 30, 2025. The Company provided an additional $0.05 million in a letter of credit for the Expansion Premises.

On March 20, 2023, the Company received a notice of default from its landlord for failing to timely pay March 2023 rent, resulting in a breach under the agreement. As a result, the Company’s letter of credit in the amount of $0.8 million, in restricted cash, was recovered by the landlord. In June 2023, the Company reached a settlement with the landlord. As a result of such settlement, the Company reversed its associated remaining ROU assets of $3.3 million and lease liabilities of $4.2 million and recognized a gain of $0.2 million.

2022 Sublease

On May 27, 2022, the Company entered into a sublease agreement with AMN Healthcare, Inc. (AMN), pursuant to which the Company agreed to sublease 16,637 rentable square feet of the High Bluff Premises to AMN for a term commencing on June 15, 2022 and ending coterminous with the 2020 Lease on September 30, 2025, in exchange for the sum of approximately $0.1 million per month, subject to an annual 3.5% increase each year. The sublease was terminated along with the settlement of the 2020 Lease in June 2023. Gross sublease income was zero and $0.3 million for the three and nine months ended September 30, 2023, respectively.

Supplemental Financial Statement Information

		Three Months Ended September 30,		Nine Months Ended September 30,
Lease Cost (in thousands)	Classification	2024	2023	2024	2023
Operating lease expense	Research and development	$-	$1	$2	$126
Operating lease expense	Selling and marketing	40	55	135	302
Operating lease expense	General and administrative	3	2	8	336
Total		$43	$58	$145	$764

Lease Term and Discount Rate	September 30, 2024	December 31, 2023
Weighted Average Remaining Lease Term (in years)	0.97	0.75
Weighted Average Discount Rate	12%	12%

Maturity of Operating Lease Liabilities (in thousands)	September 30, 2024
Remainder of 2024 (3 months)	$39
Year ending December 31, 2025	86
Year ending December 31, 2026	8
Total lease payments	133
Less imputed interest	(7)
Total	$126

	Nine Months Ended September 30,
Other information (in thousands)	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows in operating leases	$218	$1,470

Other Contractual Commitments

In November 2019, the Company entered into a supply and manufacturing agreement with a third-party to manufacture Phexxi, with potential to manufacture other product candidates, in accordance with all applicable current good manufacturing practice regulations. There were approximately $0.8 million and $1.0 million in purchases under the supply and manufacturing agreement for the three and nine months ended September 30, 2024, and no such purchases during the three and nine months ended September 30, 2023.

Contingencies

From time to time the Company may be involved in various lawsuits, legal proceedings, or claims that arise in the ordinary course of business. As of September 30, 2024, there were no other claims or actions pending against the Company which management believes have a probable, or a reasonably possible, probability of an unfavorable outcome other than the TherapeuticsMD dispute as described below.

During the nine months ended September 30, 2023, the Company settled a portion of its trade payables with numerous vendors, which resulted in a $1.5 million reduction in trade payables. However, the Company may receive trade payable demand letters from its vendors that could lead to potential litigation. As of September 30, 2024, approximately 87% of our trade payables were greater than 90 days past due.

On December 14, 2020, a trademark dispute captioned TherapeuticsMD, Inc. v Evofem Biosciences, Inc., was filed in the U.S. District Court for the Southern District of Florida against the Company, alleging trademark infringement of certain trademarks owned by TherapeuticsMD under federal and state law (Case No. 9:20-cv-82296). On July 18, 2022, the Company settled the lawsuit with TherapeuticsMD, with certain requirements which were required to be performed by July 2024 (the Settlement Timeline), including changing the name of Phexxi. The Company failed to meet the terms of the settlement agreement by the Settlement Timeline. As a result, the Company is currently working with TherapeuticsMD on resolution of this issue. In accordance with ASC 450, the Company has accrued $0.8 million, the present value of the probable settlement amounts payable over the next several years, as a component of contingent liabilities in the condensed consolidated balance sheet.

As of November 13, 2024, the Company has received five letters from purported Company stockholders demanding that the Company’s board of directors take action on behalf of the Company to remedy allegations regarding the Company’s disclosures to shareholders with respect to various alleged omissions of material information in its preliminary proxy statement filed September 23, 2024 relating to the Amended and Restated Merger Agreement, as amended, and one demand made under Section 220 of the DGCL for books and records related to the transaction and disclosures in the proxy statement. The Company believes all such demands are without merit.

On September 27, 2024, Future Pak, LLC, a Michigan limited liability company, as agent for the Purchasers (in such capacity, the Designated Agent) provided a Notice of Event of Default and Reservation of Rights (the Notice of Default) relating to the Securities Purchase and Security Agreement dated April 23, 2020, as amended (SPA), by and among the Company, Designated Agent, as certain guarantors and the purchasers (each a Purchaser and collectively Purchasers). The Notice of Default claims that by entering into arrangements to repay certain existing obligations, including obligations owed to the U.S. Department of Health and Human Services, an Event of Default has occurred under Section 9.1(e) of the SPA. According to the Notice of Default, the Designated Agent has accelerated repayment of the outstanding principal balance owed by the Company under the Securities Purchase Agreement. If all Purchasers exercise the Section 5.7 Option (as defined below), the repurchase price would be equal to approximately $106.8 million. Pursuant to Section 5.7(b) of the SPA, upon the occurrence of an Event of Default, each Purchaser may elect, at its option, to require the Company to repurchase the Note held by such Purchaser (or any portion thereof) at a repurchase price equal to two times the sum of the outstanding principal balance and all accrued and unpaid interest thereon, due within three business days after such Purchaser delivers a notice of such election (the Section 5.7 Option).

On October 27, 2024, the Designated Agent sent an amended and supplemented notice to the Notice of Default which adds additional claims of default based on the Company’s current repayment agreements of existing obligations, including obligations owed to the U.S. Department of Health and Human Services, an Event of Default has occurred under Section 9.1(e) of the Securities Purchase and Security Agreement dated April 23, 2020, as amended. Furthermore, the Amended Notice stated that, because the events of default described in the Amended Notice of Default are not the certain prior events of default listed in the Forbearance Agreement (the Specified Defaults), the Designated Agent and the holders of the senior secured promissory notes described in the SPA thereby provided notice to the Company that the Forbearance Agreement is terminated as of October 27, 2024. The Company strongly disagrees with the Designated Agent’s claim that any Event of Default has occurred. The Company intends to vigorously contest any attempt by the Designated Agent and the Purchasers to exercise their default rights and remedies under the SPA.

On November 8, 2024, the Designated Agent sent an amended and supplemented notice to the Notices (the Third Amended Notice of Default) which adds new claims of default based on (i) the Company’s failure to maintain a cash position of $1.0 million or greater, as required under Section 5(b) of the Forbearance Agreement (ii) the Company’s failure to deliver financial and operating reports in accordance with the timeline required under the Section 8.1(n) of the Baker Stock Purchase Agreement, and (iii) to clarify the outstanding balance under the notes of the Baker Stock Purchase Agreement plus all accrued and unpaid interest thereon, in the sum of approximately is $107.0 million as opposed to the Repurchase Price as defined in the Fourth Amendment.

Intellectual Property Rights

In 2014, the Company entered into an amended and restated license agreement (the Rush License Agreement) with Rush University Medical Center (Rush University) pursuant to which Rush University granted the Company an exclusive, worldwide license of certain patents and know-how related to its multipurpose vaginal pH modulator technology. For the U.S. patent that the Company licensed from Rush University, multiple Orders Granting Interim Extension (OGIEs) have been received from the United States Patent and Trademark Office (USPTO), currently extending the expiration of this patent to March 2025. Pursuant to the Rush License Agreement, the Company is obligated to pay Rush University an earned royalty based upon a percentage of net sales in the range of mid-single digits until the expiration of this patent. In September 2020, the Company entered into the first amendment to the Rush License Agreement, pursuant to which the Company is also obligated to pay a minimum annual royalty amount of $0.1 million to the extent the earned royalties do not equal or exceed $0.1 million commencing January 1, 2021. Such royalty costs, included in cost of goods sold, were $0.2 million and $0.6 million for the three and nine months ended September 30, 2024, respectively, and $0.2 million and $0.4 million, respectively, for the three and nine months ended September 30, 2023, respectively. As of September 30, 2024 and December 31, 2023, approximately $1.7 million and $1.1 million, respectively, were included in accrued expenses in the condensed consolidated balance sheets.

8. Convertible and Redeemable Preferred Stock and Stockholders’ Deficit

Warrants

In April and June 2020, pursuant to the Baker Bros. Purchase Agreement, as discussed in Note 4 – Debt, the Company issued warrants to purchase up to 2,732 shares of common stock in a private placement at an exercise price of $4,575 per share. The Second Baker Amendment provides that the exercise price of the Baker Warrants will equal the conversion price of the Baker Notes. The exercise price of the Baker warrants was $0.0154 per share as of September 30, 2024.

In May 2022, the Company completed an underwritten public offering (the May 2022 Public Offering) which included the issuance of common warrants to purchase 362,640 shares of common stock at a price to the public of $93.75 and the issuance of common warrants to purchase 205,360 shares of common stock at a price to the public of $93.63 (the May 2022 Common Stock Warrants). The May 2022 Common Stock Warrants were exercisable beginning on May 24, 2022 and have a five-year term. Due to features in the May 2022 Common Stock Warrants, including dilution adjustments requiring strike price resets, as of September 30, 2024 there were 894,194 May 2022 Common Stock Warrants outstanding with an exercise price of $0.0154.

In June 2022, as required by the Second Baker Amendment, the Company issued the June 2022 Baker Warrants to purchase up to 582,886 shares of the Company’s common stock, $0.0001 par value per share. The June 2022 Baker Warrants have an exercise price of $93.75 per share and a five-year term and were exercisable beginning June 28, 2022. The June 2022 Baker Warrants also contain customary 4.99% and 19.99% limitations on exercise provisions. The exercise price and number of shares issuable upon exercise of the June 2022 Baker Warrants is subject to adjustment for certain dilutive issuances, stock splits and similar recapitalization transactions. The exercise price of these warrants was $0.0154 per share as of September 30, 2024.

In February, March, April, July, August, and September 2023, pursuant to the SSNs as discussed in Note 4 – Debt, the Company issued warrants to purchase up to 1,152,122 shares of the Company’s common stock at an exercise price of $2.50 per share, up to 2,615,383 shares of the Company’s common stock at an exercise price of $1.25 per share, and up to 22,189,349 shares of the Company’s common stock at an exercise price of $0.13 per share. The exercise price of these warrants was $0.0154 per share as of September 30, 2024.

On December 21, 2023, warrants to purchase up to 9,972,074 shares of the Company’s common stock were exchanged for 613 shares of the Company’s Series F-1 Shares.

As of September 30, 2024, warrants to purchase up to 20,807,539 shares of the Company’s common stock remain outstanding at a weighted average exercise price of $2.42 per share. In accordance with ASC 815, certain warrants previously classified as equity instruments were determined to be liability classified (the Reclassified Warrants) due to the Company having an insufficient number of authorized shares as of December 31, 2022; however, the impacted warrants were reclassified back to as equity instruments during the second quarter of 2023 as a result of the May 2023 Reverse Stock Split. During the first quarter of 2024, the Company obtained waivers from a majority of the convertible instrument holders, removing the requirement for shares to be reserved for conversion of their instruments, which will prevent the instruments from needing to be liability classified due to an insufficient number of authorized shares going forward. The Company will continue to re-evaluate the classification of its warrants at the close of each reporting period to determine the proper balance sheet classification for them. These warrants are summarized below:

Type of Warrants	Underlying common stock to be Purchased	Exercise Price	Issue Date	Exercise Period
Common Warrants	451	$14,062.50	May 24, 2018	May 24, 2018 to May 24 2025
Common Warrants	888	$11,962.50	April 11, 2019	October 11, 2019 to April 11, 2026
Common Warrants	1,480	$11,962.50	June 10, 2019	December 10, 2019 to June 10, 2026
Common Warrants	1,639	$0.0154	April 24, 2020	April 24, 2020 to April 24, 2025
Common Warrants	1,092	$0.0154	June 9, 2020	June 9, 2020 to June 9, 2025
Common Warrants	8,003	$735.00	January 13, 2022	March 1, 2022 to March 1, 2027
Common Warrants	8,303	$897.56	March 1, 2022	March 1, 2022 to March 1, 2027
Common Warrants	6,666	$309.56	May 4, 2022	May 4, 2022 to May 4, 2027
Common Warrants	894,194	$0.0154	May 24, 2022	May 24, 2022 to May 24, 2027
Common Warrants	582,886	$0.0154	June 28, 2022	May 24, 2022 to June 28, 2027
Common Warrants	49,227	$0.0154	December 21, 2022	December 21, 2022 to December 21, 2027
Common Warrants	130,461	$0.0154	February 17, 2023	February 17, 2023 to February 17, 2028
Common Warrants	258,584	$0.0154	March 20, 2023	March 20, 2023 to March 20, 2028
Common Warrants	369,231	$0.0154	April 5, 2023	April 5, 2023 to April 5, 2028
Common Warrants	349,463	$0.0154	July 3, 2023	July 3, 2023 to July 3, 2028
Common Warrants	615,384	$0.0154	August 4, 2023	August 4, 2023 to August 4, 2028
Common Warrants	12,721,893	$0.0154	September 27, 2023	September 27, 2023 to September 27, 2028
Prefunded Common Warrants	4,807,694	$0.0010	September 27, 2023	September 27, 2023 to September 27, 2028
Total	20,807,539

Preferred Stock

Effective December 15, 2021, the Company amended and restated its certificate of incorporation, under which the Company is currently authorized to issue up to 5,000,000 shares of total preferred stock, including the authorized convertible and redeemable preferred stock designated for Series B-1 and B-2, Series C, Series E-1, and Series F-1, and nonconvertible and redeemable preferred stock (Series D), par value $0.0001 per share.

Convertible and Redeemable Preferred Stock

On August 7, 2023, the Company filed a Certificate of Designation of Series E-1 Convertible Preferred Stock (E-1 Certificate of Designation), par value $0.0001 per share (the Series E-1 Shares). An aggregate of 2,300 shares was authorized. The Series E-1 Shares are convertible into shares of common stock at a conversion price of $0.40 per share and are both a) counted toward quorum on the basis of and b) have voting rights equal to the number of shares of common stock into which the Series E-1 Shares are then convertible, subject to standard 4.99% or 9.99% beneficial ownership limitations. The Series E-1 Shares are senior to all common stock with respect to preferences as to dividends, distributions, and payments upon a dissolution event. In the event of a liquidation event, the Series E-1 Shares are entitled to receive an amount per share equal to the Black Scholes Value as of the liquidation event plus the greater of 125% of the conversion amount (as defined in the Certificate of Designation) and the amount the holder of the Series E-1 Shares would receive if the shares were converted into common stock immediately prior to the liquidation event. If the funds available for liquidation are insufficient to pay the full amount due to the holders of the Series E-1 Shares, each holder will receive a percentage payout. The Series E-1 Shares are entitled to dividends at a rate of 10% per annum or 12% upon a triggering event. Dividends are payable in shares of common stock and may, at the Company’s election, be capitalized and added to the principal monthly. The Series E-1 Shares also have a provision that allows them to be converted to common stock at a conversion rate equal to the Alternate Conversion Price (as defined in the E-1 Certificate of Designation) times the number of shares subject to conversion times the 25% redemption premium in the event of a Triggering Event (as defined in the E-1 Certificate of Designation) such as in a liquidation event. The Series E-1 Shares are mandatorily redeemable in the event of bankruptcy.

On August 7, 2023, certain investors party to the December 2022 Notes and the February 2023 Notes exchanged $1.8 million total in principal and accrued interest under the outstanding convertible promissory notes for 1,800 shares of Series E-1 Shares (the August 2023 Preferred Stock Transaction). Per the E-1 Certificate of Designation, the conversion rate can also be adjusted in several future circumstances, such as on certain dates after the exchange date and upon the issuance of additional convertible securities with a lower conversion rate or in the instance of a Triggering Event. As such, the conversion price as of June 30, 2024 was adjusted to $0.0154 per share and the price has not been adjusted since. The Series E-1 Shares are classified as mezzanine equity within the condensed consolidated balance sheets in accordance with ASC 480 because of a fixed 25% redemption premium upon a Triggering Event and no mandatory redemption feature. During the year ended December 31, 2023, $1.8 million was recorded as an increase to additional paid-in-capital for the preferred shares in the condensed consolidated statement of convertible and redeemable preferred stock and stockholders’ deficit related to the August 2023 Preferred Stock Transaction. For the three and nine months ended September 30, 2024, an immaterial and $0.1 million deemed dividend was recorded as an increase to the number of Series E-1 Shares outstanding.

On December 11, 2023, the Company filed a Certificate of Designation of Series F-1 Convertible Preferred Stock (F-1 Certificate of Designation), par value $0.0001 per share (the Series F-1 Shares). An aggregate of 95,000 shares was authorized. The Series F-1 Shares are convertible into shares of common stock at a conversion price of $0.0635 per share and do not have the right to vote on any matters presented to the holders of the Company’s common stock. The Series F-1 Shares are senior to all common stock and subordinate to the Series E-1 Shares with respect to preferences as to distributions and payments upon a dissolution event. In the event of a liquidation event, the Series F-1 Shares are entitled to receive an amount per share equal to the Black Scholes Value as of the liquidation event plus the greater of 125% of the conversion amount (as defined in the F-1 Certificate of Designation) and the amount the holder of the Series F-1 Shares would receive if the shares were converted into common stock immediately prior to the liquidation event. If the funds available for liquidation are insufficient to pay the full amount due to the holders of the Series F-1 Shares, each holder will receive a percentage payout. The Series F-1 Shares are not entitled to dividends. The Series F-1 Shares also have a provision that allows them to be converted to common stock at a conversion rate equal to the Alternate Conversion Price (as defined in the F-1 Certificate of Designation) times the number of shares subject to conversion times the 25% redemption premium in the event of a Triggering Event (as defined in the F-1 Certificate of Designation) such as in a liquidation event. The Series F-1 Shares are mandatorily redeemable in the event of bankruptcy. In June 2024, the Required Holders, as defined in the F-1 Certificate of Designation, approved an amended and restated certificate of designation (the Amended F-1 Certificate of Designation) to the Company’s certificate of designation designating the rights, preferences and limitations of the Company’s Series F-1 Shares. The Amended F-1 Certificate of Designation provides for the removal of the conversion price adjustment provisions previously included and changed the conversion price to $0.0154.

On December 21, 2023, the Company issued a total of 22,280 Series F-1 Shares to certain investors, including 613 shares exchanged for warrants to purchase up to 9,972,074 shares of the Company’s common stock and 21,667 shares to exchange a partial value of the outstanding purchase rights. The holders of the Series F-1 Shares immediately exchanged their Series F-1 Shares into Aditxt’s Series A-1 preferred stock and, as a result, Aditxt currently holds all outstanding Series F-1 Shares. The Series F-1 Shares are to be cancelled upon the consummation of the Merger.

During the third quarter of 2024, as part of the funding requirement by Aditxt pursuant to the A&R Merger Agreement, the Company issued a total of 1,260 Series F-1 Shares to Aditxt for an aggregate purchase price of approximately $1.3 million. These shares were recorded at fair value with the variance between the immaterial fair value and the $1.3 million cash received being recorded as additional paid-in-capital in the condensed consolidated balance sheet as of September 30, 2024. As discussed in Note 10 - Subsequent events, subsequent to September 30, 2024, the Company issued a total of 2,740 Series F-1 Shares to Aditxt for an aggregate purchase price of $2.7 million.

Nonconvertible and Redeemable Preferred Stock

On December 16, 2022, the Company filed a Certificate of Designation of Series D Non-Convertible Preferred Stock (the D Certificate of Designation), par value $0.0001 per share (the Series D Preferred Shares). An aggregate of 70 shares was authorized; these shares were not convertible into shares of common stock, had limited voting rights equal to 1% of the total voting power of the then-outstanding shares of common stock entitled to vote, were not entitled to dividends, and were required to be redeemed by the Company once its stockholders approved a reverse split, as described in the D Certificate of Designation. All 70 shares of the Series D Preferred were subsequently issued in connection with the December 2022 Securities Purchase Agreement as discussed in Note 4 – Debt. The Series D Preferred Shares were redeemed in July 2023.

Common Stock

Effective September 14, 2023, the Company further amended its amended and restated certificate of incorporation to increase the number of authorized shares of common stock to 3,000,000,000 shares.

Purchase Rights

On September 15, 2022, the Company entered into certain exchange agreements with the Adjuvant Purchasers and the May 2022 Notes Purchasers to exchange, upon request, the Purchase Rights for an aggregate of 942,080 shares of the Company’s common stock. The number of right shares for each Purchase Right was initially fixed at issuance, but subject to certain customary adjustments for certain dilutive Company equity issuances until the second anniversary of issuance. These Purchase Rights expire on June 28, 2027. Refer to Note 6 – Fair Value of Financial Instruments for the accounting treatment of the Purchase Rights.

In 2023, the Company signed an additional agreement with the holders of the Purchase Rights which fixed the total aggregate value of the Purchase Rights at $24.7 million, to be paid in a variable number of shares based on the then current exercise price. On December 21, 2023, the Company issued 21,667 of the Series F-1 Shares in exchange for a partial value of certain purchase rights, as described above.

In connection with the issuance of the SSNs, during the three and nine months ended September 30, 2024, the number of outstanding Purchase Rights increased by zero and 1,161,636,815, respectively, and increased by 262,221,766 and 283,747,468, respectively, during the three and nine months ended September 30, 2023, due to the reset of their exercise price. This was recorded as a loss on issuance of financial instruments in an immaterial amount in the condensed consolidated statements of operations for the nine months ended September 30, 2024. The reset of the exercise price resulted in a loss on issuance of financial instruments of $4.9 million in both the three and nine months ended September 30, 2023. The exercise price will be further adjusted if any other convertible instruments have price resets.

During the three and nine months ended September 30, 2024, the Company issued 17,500,000 and 59,575,000 shares of common stock upon the exercise of certain Purchase Rights, respectively. During the three and nine months ended September 30, 2023, the Company issued 2,767,332 and 4,018,256 shares of common stock upon the exercise of certain Purchase Rights, respectively. As of September 30, 2024, Purchase Rights of 1,529,448,899 shares of the Company’s common stock remained outstanding.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance is as follows in common equivalent shares as of September 30, 2024:

Common stock issuable upon the exercise of stock options outstanding	3,747
Common stock issuable upon the exercise of common stock warrants	10,598,201
Common stock available for future issuance under the 2019 ESPP	509
Common stock available for future issuance under the Amended and Restated 2014 Plan	5,789
Common stock available for future issuance under the Amended Inducement Plan	609
Common stock reserved for the exercise of purchase rights	741,490,642
Common stock reserved for the conversion of convertible notes	158,598,174
Common stock reserved for the conversion of series E-1 preferred stock	40,991,761
Total common stock reserved for future issuance (1)	951,689,432

(1)	The potentially dilutive securities in Note 2 – Summary of Significant Accounting Policies includes all potentially dilutive securities that are not included in the diluted EPS as per U.S. GAAP, whereas the total common stock reserved for future issuance in the table above includes the shares that must legally be reserved based on the applicable instruments’ agreements.

9. Stock-based Compensation

Equity Incentive Plans

The following table summarizes stock-based compensation expense related to stock options granted to employees, non-employee directors and consultants included in the condensed consolidated statements of operations as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Research and development	$5	$30	$31	$99
Selling and marketing	18	42	77	146
General and administrative	180	186	551	698
Total	$203	$258	$659	$943

Stock Options

There were no stock options granted during the three or nine months ended September 30, 2024 or 2023. As of September 30, 2024, unrecognized stock-based compensation expense for employee stock options was approximately $0.4 million, which the Company expects to recognize over a weighted-average remaining period of 0.9 years, assuming all unvested options become fully vested.

Employee Stock Purchase Plan

The purchase price under the 2019 ESPP is 85% of the lesser of the fair market value of the common stock on the first or the last business day of an offering period. The maximum number of shares of common stock that may be purchased by any participant during an offering period is equal to $25,000 divided by the fair market value of the common stock on the first business day of an offering period. In October 2022, the Board suspended future offering periods.

Restricted Stock Awards

There were no shares of performance-based RSAs granted to the Company’s executive management team in any period presented.

For performance-based RSAs, (i) the fair value of the award is determined on the grant date; (ii) the Company assesses the probability of achieving each individual milestone associated with the award using reasonable assumptions based on the Company’s operation performance towards each milestone; (iii) the fair value of the shares subject to the milestone is expensed over the implicit service period commencing once management believes the performance criteria is probable of being met; and (iv) the Company reassesses the probability of achieving each individual milestone at each reporting date, and any change in estimate is accounted for through a cumulative adjustment in the period when the change in estimate occurs. Non-performance based RSAs are valued at the fair value on the grant date and the associated expenses will be recognized over the vesting period.

As of September 30, 2024, there was no unrecognized noncash stock-based compensation expense related to unvested RSAs.

10. Subsequent Events

Notes Conversions

Subsequent to September 30, 2024, 2,727,668 common shares were issued for conversion of $0.04 million of convertible notes.

Notice of Default and Termination of Forbearance Agreement

On September 27, 2024, Future Pak, LLC, a Michigan limited liability company, as agent for the Purchasers (in such capacity, the Designated Agent) provided a Notice of Event of Default and Reservation of Rights (the Notice of Default) relating to the Securities Purchase and Security Agreement dated April 23, 2020, as amended (SPA), by and among the Company, Designated Agent, as certain guarantors and the purchasers (each a “Purchaser” and collectively Purchasers). The Notice of Default claims that by entering into arrangements to repay certain existing obligations, including obligations owed to the U.S. Department of Health and Human Services, an Event of Default has occurred under Section 9.1(e) of the SPA.

According to the Notice of Default, the Designated Agent has accelerated repayment of the outstanding principal balance owed by the Company under the Securities Purchase Agreement. If all Purchasers exercise the Section 5.7 Option (as defined below), the repurchase price would be equal to approximately $106.8 million. Pursuant to Section 5.7(b) of the SPA, upon the occurrence of an Event of Default, each Purchaser may elect, at its option, to require the Company to repurchase the Note held by such Purchaser (or any portion thereof) at a repurchase price equal to two times the sum of the outstanding principal balance and all accrued and unpaid interest thereon, due within three business days after such Purchaser delivers a notice of such election (the Section 5.7 Option).

On October 27, 2024, the Designated Agent sent an amended and supplemented notice to the Notice of Default which adds additional claims of default based on the Company’s current repayment agreements of existing obligations, including obligations owed to the U.S. Department of Health and Human Services, an Event of Default has occurred under Section 9.1(e) of the Securities Purchase and Security Agreement dated April 23, 2020, as amended. Furthermore, the Amended Notice stated that, because the events of default described in the Amended Notice of Default are not the certain prior events of default listed in the Forbearance Agreement (the Specified Defaults), the Designated Agent and the holders of the senior secured promissory notes described in the SPA thereby provided notice to the Company that the Forbearance Agreement is terminated as of October 27, 2024.

Subsequently, on November 8, 2024, the Designated Agent sent an amended and supplemented notice to the Notices (the Third Amended Notice of Default) which adds new claims of default based on (i) the Company’s failure to maintain a cash position of $1.0 million or greater, as required under Section 5(b) of the Forbearance Agreement (ii) the Company’s failure to deliver financial and operating reports in accordance with the timeline required under the Section 8.1(n) of the Baker Stock Purchase Agreement, and (iii) to clarify the outstanding balance under the notes of the Baker Stock Purchase Agreement plus all accrued and unpaid interest thereon, in the sum of approximately is $107.0 million as opposed to the Repurchase Price as defined in the Fourth Amendment.

The Company strongly disagrees with the Designated Agent’s claim that any Event of Default has occurred. The Company intends to vigorously contest any attempt by the Designated Agent and the Purchasers to exercise their default rights and remedies under the SPA.

Third Amendment to the A&R Merger Agreement and F-1 Issuance

On October 2, 2024, the Company, Aditxt and Merger Sub entered into the third amendment to the A&R Merger Agreement (the Third Amendment), to (i) change the date of the Third Parent Equity Investment Date (as defined in the A&R Merger Agreement) from September 30, 2024 to October 2, 2024, (ii) change the Third Parent Equity Investment from 1,500 shares of Series F-1 Preferred Shares to 720 shares of Series F-1 Preferred Shares, and (iii) amend the Fourth Parent Equity Investment (as defined in the A&R Merger Agreement) from 1,500 shares of Series F-1 Preferred Shares to 2,280. Pursuant to the Third Amendment to the A&R Merger Agreement, Aditxt purchased an aggregate of 2,740 shares of Series F-1 Preferred Shares for an aggregate $2.7 million subsequent to September 30, 2024.

Support Agreements

Between October 28 and October 31, 2024, the Company entered into support agreements (each a Support Agreement) with some of its investors (the Investors and each an Investor) pursuant to which the Investors agreed (i) to vote all Subject Shares (as defined in the Support Agreement) that an Investor is entitled to vote at the time any vote to approve and adopt the A&R Merger Agreement and the Merger at any meeting of the stockholders of the Company, and at any adjournment thereof, at which the A&R Merger Agreement is submitted for consideration and vote of the stockholders of the Company, and (ii) that he or it will not vote any Subject Shares in favor of, and will vote such Subject Shares against the approval of, any Company Acquisition Proposal (as defined in the Support Agreement). Each Investor also revoked any and all previous proxies granted with respect to the Subject Shares. The Investors agreed that all shares of Company Capital Stock (as defined in the Support Agreement) that each Investor purchases, acquires the right to vote, or otherwise acquires beneficial ownership of, after the execution of the Support Agreement and prior to the Expiration Date (as defined below) shall be subject to the terms and conditions of the Support Agreement.

Furthermore, the Investors agreed not to sell or transfer any of such Subject Shares until: (a) the A&R Merger Agreement shall have been terminated for any reason; (b) the Merger shall become effective in accordance with the terms and provisions of the A&R Merger Agreement; (c) the acquisition by Aditxt of all Subject Shares of the Investors, whether pursuant to the Merger or otherwise; (d) any amendment, change or waiver to the A&R Merger Agreement as in effect on the date hereof, without each Investor’s consent, that (1) decreases the amount, or changes the form or timing (except with respect to extensions of time of the offer in accordance with the terms of the A&R Merger Agreement) of consideration payable to the Investors pursuant to the terms of the A&R Merger Agreement as in effect on the date hereof or (2) materially and adversely affects such Investor; or (e) is agreed to in writing by Aditxt and each Investor (collectively the Expiration date).

The Investors own collectively an aggregate of 1,468 shares of Company preferred stock, 364,539,337 shares of common stock issuable upon the conversion of convertible notes, 9,549,716 shares of common stock issuable upon exercise of warrants, and 788,983,896 shares of Company common stock issuable upon any other instrument convertible into Company common stock.

Employment Agreements

On November 8, 2024, the company entered into amended and restated employment agreements with Ms. Pelletier and Ms. Zhang. If Ms. Pelletier is terminated other than for cause or Ms. Pelletier resigns for good reason, then pursuant to her amended employment agreement, the Company will pay and provide to Ms. Pelletier: (i) an amount equal to her target bonus for the year in which the termination occurs and (ii) an amount equal to thirty-six months of her then-current base salary in a lump sum. If Ms. Zhang is terminated other than for cause or Ms. Zhang resigns for good reason, then pursuant to her amended employment agreement, the Company will pay and provide to Ms. Zhang: (i) an amount equal to her target bonus (such bonus percentage was updated to 75%) for the year in which the termination occurs and (ii) an amount equal to twenty-four months of her then-current base salary in a lump sum. The employment agreement is further described under Item 5 of this Quarterly Report on form 10-Q.